Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 27, 2020

among

PERCEPTRON, INC.,

ATLAS COPCO NORTH AMERICA LLC

and

ODYSSEY ACQUISITION CORP.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of September 27, 2020 (the “Agreement”), is among Perceptron, Inc., a Michigan corporation (the “Company”), Atlas Copco North America LLC, a Delaware limited liability company (“Parent”), and Odyssey Acquisition Corp., a Michigan corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

RECITALS

WHEREAS, the board of directors of the Company (the “Board of Directors”) has, after considering the long-term prospects and interests of the Company and its shareholders, unanimously (a) determined that it is advisable and in the best interests of the Company and its shareholders to engage in a transaction whereby Merger Subsidiary will be merged with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement; (b) that the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are fair to and in the best interests of the Company and its shareholders; (c) declared it advisable to enter into this Agreement and approved the execution, delivery and performance of this Agreement; (d) approved and declared advisable the Merger and the other Transactions; and (e) resolved to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have (a) determined that it is advisable and in the best interests of Parent and Merger Subsidiary to engage in a transaction whereby Merger Subsidiary will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement and (b) approved this Agreement, the Merger and the other Transactions; and

WHEREAS, Parent, Merger Subsidiary and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions, and also to prescribe various conditions to the Merger and such other Transactions.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.

(a)    The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transaction, directly or indirectly, (i) the sale, lease, exchange, mortgage, transfer or other disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries, including through the acquisition of one or more Subsidiaries of the Company owning such assets; (ii) the acquisition or purchase of an equity interest or equity securities in the Company representing in excess of 20% of the power to vote for the election of the directors of the Company, any issuance of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company, or any tender offer or exchange offer for equity securities of the Company as a result of which any Person or group would beneficially own 20% or more of the Shares of the Company; (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries, pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% of the consolidated assets of the Company and its Subsidiaries or 20% or more of the aggregate voting power of the Company or the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or any Subsidiary of the Company, or the resulting direct or indirect parent of the Company or such surviving entity; (iv) a plan of liquidation or extraordinary dividend relating to more than 20% of the consolidated assets of the Company and its Subsidiaries; (v) the repurchase by the Company or its Subsidiary of more than 20% of the outstanding Shares; or (vi) any combination of the foregoing, in each case other than the Transactions.

“Actual Fraud” means a knowing and intentional misrepresentation or omission of a material fact with respect to a representation or warranty in this Agreement, that was made with the intention to deceive or mislead another Person, upon which such other Person reasonably relied. “Actual Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes hereof “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” means all applicable Laws concerning or prohibiting bribery, corruption, or money laundering, including but not limited to the U.S. Foreign Corrupt Practices Act, as amended.

“Antitrust Law” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the German Act Against Restraints of Competition, the Austrian Federal Cartel Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Beneficially Owned” means, with respect to any Shares held by any Person, that such Person is the beneficial owner of such Shares as defined in Rule 13d-3 promulgated under the 1934 Act.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America or Stockholm, Sweden are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval ” means Parent and the Company shall have received: (i) as a result of a joint notice or declaration submitted to CFIUS, written notice from CFIUS that review of the transaction contemplated by this Agreement under Section 721 of the DPA has been concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction, and advised that action under said Section 721, and any investigation related thereto, has been concluded with respect to such transaction; (ii) written confirmation that the notified transaction is not a “covered transaction”, “covered investment”, or “covered real estate transaction” as those terms are defined by the DPA’s implementing regulations, and therefore is not subject to review by CFIUS; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and the Company and either (A) the period under the DPA, during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that (a) has, or would reasonably be expected to have, in each case, a materially adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents, or would reasonably be expected to prevent, consummation of the Transactions; provided, however, that none of the following shall be deemed in itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes in circumstances or conditions generally affecting the industry in which the Company and its Subsidiaries operate or affecting companies in the automotive sector or metrology companies in general; (ii) changes in general economic, regulatory or political conditions (including any potential or actual government shutdown or slowdown), in financial or securities markets in the United States or elsewhere or in interest or exchange rates; (iii) changes in Laws, trade restrictions or tariffs; (iv) any natural or man-made disaster (including any hurricane, cyclone, tornado, earthquake, flood, tsunami), nuclear incident, contagious disease, epidemic, pandemic (including the continuation or escalation of the COVID-19 pandemic and any COVID-19 Measures), force majeure events or occurrences, national or international emergencies, or any acts of terrorism, civil disobedience, political or social unrest, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (v) changes in GAAP; (vi) any change in trading volume of the Shares or the price at which the Shares are publicly traded; (vii) the failure of the Company to meet any particular revenue or earnings forecast or estimate for any period ending after the date of this Agreement, including estimates prepared by equity analysts or other third parties, as well as internal forecasts prepared by management of the Company (it being understood that the exceptions in clauses (vi) and (vii) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein is a Company Material Adverse Effect); (viii) compliance by the Company with the terms of this Agreement (provided that in no event shall this clause (viii) serve to excuse or cure any breach of the representations, warranties or covenants contained herein); (ix) the execution, delivery, performance, consummation or announcement of this Agreement in accordance with its terms (provided that in no event shall this clause (ix) serve to excuse or cure any breach of the representations, warranties or covenants contained herein); (x) actions taken, or not taken, with the express prior written consent of Parent; or (xi) any legal action commenced by the Company’s shareholders and arising from this Agreement or Transactions (except as it relates to breaches by the Company of this Agreement); or (xii) Effects known by Parent prior to the date of this Agreement (except to the extent there is any change in respect of any such Effect after it is known by Parent, but only such incremental change shall be taken into account); provided, however, that any Effect referred to in clauses (i), (ii), (iii), (iv) or (v) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Effect has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, but only such incremental disproportionate impact shall be taken into account in such determination; it being agreed and the Company represents that, for purposes of this Agreement, COVID-19 (including COVID-19 Measures) have not, as of the date of this Agreement, disproportionately affected the Company and its Subsidiaries, taken as a whole, compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Stock Plan” means the First Amended and Restated 2004 Stock Incentive Plan, as further amended (and applicable award agreements issued thereunder).

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, lease or other binding instrument or binding commitment, written or oral.

“Contract Worker” means any individual who is an independent contractor or consultant.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means measures, recommendations, directives, guidelines or orders promulgated or issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19.

“Effect” means any change, result, effect, event, fact, condition, development or occurrence.

“Environmental Claim” means any Proceeding arising from or relating in any way to Environmental Law or otherwise to environmental or to human health and safety matters, including but not limited to any Proceedings arising from or relating to any: (i) actual or alleged non-compliance with any Environmental Law; (ii) any actual or alleged presence or Release of, or exposure to, any Hazardous Substance (including in connection with Hazardous Substances in any products or components) at any location; (iii) any currently or formerly owned, leased or operated properties or any former, closed, divested or discontinued businesses or operations; (iv) any environmental, health or safety liabilities or obligations assumed or retained by contract, operation of law or otherwise; or (v) any actual or alleged personal injuries, property or natural resource damages or diminution of property value, or contractual obligations relating to any of the foregoing; for the purposes of clarity, a notice under § 104(e) of CERCLA constitutes an Environmental Claim.

“Environmental Laws” means any Law or Environmental Permit concerning or relating to: (i) the environment, natural resources or human health and safety (including workplace, industrial hygiene and fire safety); (ii) the presence, Release, generation, use, management, handling, transportation, treatment, storage or disposal of Hazardous Substances; (iii) product content and stewardship, or (iv) noise, odor, or vibration, including, without limitation, in the United States, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 5101; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. 651, et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. 11001, et seq.; the Atomic Energy Act, 42 U.S.C. 2014, et seq.; the Endangered Species Act, 16 U.S.C. 1531, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136, et seq.; the Clean Air Act, 42 U.S.C. 7401, et seq.; and the state and local analogues of each of the foregoing federal statutes.

“Environmental Permit” means any Permit required by or pursuant to any Environmental Law.

“Executive Officer” has the meaning set forth in Rule 3b-7 of the 1934 Act.

“Export Control Laws” means all applicable U.S. laws and regulations relating to the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, as amended, 24 U.S.C. §§ 2401-2420 (“EAR”), the International Traffic in Arms Regulations, 22 C.F.R., §§ 120-130, the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, the Export Control Reform Act of 2018, 50 U.S.C. §§ 4801–4852, and the International Boycott Provisions of Section 999 of the Code.

“Foreign Benefit Plan” means a Benefit Plan that is not a U.S. Benefit Plan.

“Government Official” means any officer, employee, or any other person acting in an official capacity for any Governmental Entity or instrumentality thereof, including any state-owned or controlled companies or entities, any political party, any candidate for political office (both individually and collectively), or any family members or close associates of any of the foregoing.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government, or other political subdivision; (b) any governmental agency, authority, board, bureau, commission, department or instrumentality; (c) any court or administrative tribunal; (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, including any quasi-regulatory body, such as Nasdaq; or (e) any arbitration tribunal or other similar non-Governmental Entity with applicable jurisdiction.

“Hazardous Substances” means any substance, material, or other matter: (i) capable of causing harm to human health, the environment, or natural resources or (ii) regulated in any way, or for which standards are imposed, by any Governmental Entity, including but not limited to petroleum and petroleum byproduct and distillates, asbestos and asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, mold, radon gas or radioactive substances.

“Improper Payment” means any direct or indirect bribe, rebate, payoff, influence payment, kick-back, or other payment or gift (or the promising or authorizing of the same) of money (including meals or entertainment) or anything of value (including charitable contributions, political contributions, promises of employment or other benefits) to or for the benefit of any person, including any Government Official, to influence any official action, to obtain or retain business, to otherwise secure any improper advantage, or for any other purpose or in any manner that is prohibited under any applicable Anti-Corruption Law.

“Intervening Event” means a material positive event, occurrence or development that occurs or arises after the date of this Agreement with respect to the Company and its Subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable) to the Board of Directors as of the date of this Agreement and (b) does not relate to (i) any Acquisition Proposal or any offer, proposal, inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (ii) any event, occurrence or development relating to Parent, Merger Subsidiary or any of their Affiliates, including the announcement or pendency of this Agreement or the Transactions; (iii) clearance of the Transactions under any Antitrust Laws; (iv) the fact the Company meets or exceeds (or fails to meet or exceed) any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement or (v) changes after the date of this Agreement in the market price or trading volume of the Shares or the credit rating of the Company (it being understood that matters underlying the changes described in clauses (iv) and (v) may be deemed to constitute, or be taken into account, in determining whether there has been an Intervening Event).

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 1.01 of the Disclosure Schedule and (b) with respect to Parent or Merger Subsidiary, the actual knowledge of each of the Executive Officers of Parent.

“Law” means any federal, state, local, foreign or international law (including common law), treaty, convention, statute, code, ordinance, rule, interpretation, regulation, standard or Order of any Governmental Entity having applicable jurisdiction or other similar binding requirement of a Governmental Entity having applicable jurisdiction.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, option, right of first refusal, right of first offer, hypothecation, security interest or encumbrance of any kind or nature whatsoever in respect of such property or asset.

“Loan Forgiveness Application” means an application for PPP Loan forgiveness in the form most recently provided by the U.S. Small Business Administration or by the PPP Lender, including any supporting document required in connection therewith, which is submitted to the applicable PPP Lender for the purpose of receiving forgiveness of all eligible PPP Loan amounts outstanding pursuant to the terms of the Paycheck Protection Program of the CARES Act, as amended or supplemented or otherwise modified from time to time.

“MBCA” means the Michigan Business Corporation Act.

“Nasdaq” means the NASDAQ Global Market.

“OFAC” means the U.S. Office of Foreign Asset Control.

“Order” means any order, writ, judgment, decision, injunction, decree, stipulation, determination, ruling, verdict or award entered by or with any Governmental Entity.

“Parent Material Adverse Effect” means any Effect that prevents, or would reasonably be expected to prevent, Parent’s or Merger Subsidiary’s ability to consummate the Transactions or the performance by Parent or Merger Subsidiary of their respective material obligations under this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means information provided, disclosed or accessible to, or generated or collected by, the Company or any of its Subsidiaries by or at the direction of any customer, employee, independent contractor or other third party that (a) identifies or can be used to identify an individual, or (b) can be used to authenticate an individual.

“PPP Lender” means a financial institution in the business of providing PPP Loans, and with respect to the PPP Loan, TCF National Bank.

“PPP Loan” means any loan under the Paycheck Protection Program of the U.S. Small Business Administration, including the loan evidenced by that certain Promissory Note dated April 16, 2020 from TCF National Bank.

“PPP Loan Application” means any application submitted by a Person to a PPP Lender and pursuant to which a PPP Loan was granted and accepted by such Person.

“Privacy and Security Laws” means all Laws regarding the Processing of Personal Information and data breach notification.

“Proceeding” means any proceeding, claim, action, cause of action, demand, suit, arbitration, mediation, inquiry, audit, notice of violation, litigation, summons, governmental order, lien, settlement, judgment, encumbrance, fine, award, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether in law or in equity and, with respect to intellectual property rights, any (a) opposition, cancellation, interference, reexamination, review or other proceeding, (b) investigation or other challenge or (c) offer to take a license.

“Processing” means processing, collecting, accessing, using, disclosing, transmitting, securing, sharing, retaining, destroying, transferring (including cross-border) and storing.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, releasing, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, leaching or migrating of any Hazardous Substance into or through the environment or any man-made structure.

“Restricted Party List” means OFAC’s List of Specially Designated Nationals and Blocked Persons, OFAC’s Consolidated Sanctions List, BIS’s Entity List, BIS’s Denied Persons List, BIS’s Unverified List, the Consolidated List of Financial Sanctions Targets Maintained by Her Majesty’s Treasury, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission, and any similar list maintained by, or public announcement of order of a Sanctions designation made by, any relevant Governmental Entities, each as amended, supplemented or substituted from time to time.

“Rights” means the rights attached to the Shares issued pursuant to the Rights Agreement.

“Rights Agreement” means the First Amended and Restated Rights Agreement, dated as of August 20, 2015, between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended.

“Sanctioned Country” means any country or territory that is, or whose government is, the target of comprehensive, country-wide or territory wide Sanctions (which as of this date includes the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any Person that is (i) listed on, or directly or indirectly owned or controlled by, one or more Persons listed on or subject to any Restricted Party List, as set forth in the applicable Restricted Party List; (ii) resident, located in, organized under the laws of, or directly or indirectly owned or controlled by a Person that is resident, located in, or organized under the laws of a Sanctioned Country; (iii) a government or agency of, or directly or indirectly owned or controlled by, a Sanctioned Country; or (iv) a target of Sanctions or with whom a Person subject to the jurisdiction of a Governmental Entity would be prohibited or restricted by that Governmental Entity from directly or indirectly engaging in trade, business or other activities.

“Sanctions” means all economic and financial sanctions, trade embargoes, and export controls, imposed, administered, or enforced by OFAC, the U.S. Department of State, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, $0.01 par value, of the Company.

“Subsidiary” means, with respect to any Person, any corporation or other legal entity (a) of which such Person controls (either alone or through or together with one or more other Subsidiaries) more than 50% of the capital stock or other ownership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (b) the management of which is otherwise controlled, directly or indirectly by such Person.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (substituting “50%” for “20%”) that has not been withdrawn and did not result from a breach of Section 6.03, and that, after consultation with the Company Financial Advisor or other financial advisor selected by the Board of Directors and outside legal counsel, the Board of Directors in good faith determines (a) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company than the Transactions, taking into account any amendment or modification proposed to this Agreement and the Merger by Parent; (b) is reasonably capable of being completed on the terms proposed in a timely manner, taking into account all legal, regulatory, financial, timing, financing and other aspects of such proposal and of this Agreement; and (c) is not subject to a financing condition.

“Systems” means all software, systems, information technology, networks, devices or equipment used or proposed to be used by, or for the benefit of, the Company or any of its Subsidiaries in connection with the Company Products or the operation of the Company or any of its Subsidiaries’ respective businesses.

“Taxes” mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“U.S. Benefit Plan” means a Benefit Plan that covers current or former officers, directors, employees or Contract Workers of the Company or any of its Subsidiaries located within the United States.

“Willful Breach” means a willful and deliberate act or a willful and deliberate failure to act (including a failure to cure), in each case that is the consequence of an act or omission by a party that knows that the taking of such act or failure to take such act would cause a breach of this Agreement (regardless of whether breaching was the object of the act or failure to act), it being understood that such term shall include, in any event, the failure to consummate the Merger when required to do so by this Agreement.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
2020 10-K	4.07(c)
Adverse Recommendation Change	6.03(e)(vi)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(a)(vi)
Benefit Plan	4.16(a)
Board of Directors	Recitals
Capitalization Date	4.05(a)
CERCLA	1.01(a)
Certificates	2.03(a)(i)
CFIUS Regulations	8.01(c)
Collective Agreement	4.22(b)
Company	Preamble
Company Financial Advisor	4.14
Company Owned Intellectual Property	4.18
Company Products	4.18(a)
Company Recommendation	4.02
Company Registered Intellectual Property	4.18(a)
Company Representatives	6.02
Company SEC Documents	4.07
Company Securities	4.05(b)
Company Shareholder Meeting	6.04(c)
Company Source Code	4.18
Company Stock Plan	1.01(a)
Company Stock Purchase Plan	2.04(d)
Company Termination Fee	10.04(a)
Confidentiality Agreement	6.02

Continuing Employees	7.05(a)
Copyrights	4.18
Data Loss	4.18(m)
Disclosure Schedule	Article 4
DPA	8.01(c)
EAR	1.01(a)
Effective Time	2.01(c)
ERISA	4.16(a)
Exchange Fund	2.03(a)
Excluded Foreign Benefit Plan	4.16(a)
Final Purchase Date	2.04(d)
GAAP	4.08(a)
Indemnified Person	7.04(a)
Insurance Policies	4.20
Intellectual Property	4.18
Internet Resources	4.18
Intervening Event Notice Period	6.03(g)(ii)
Key Employee	4.21(a)(ii)
Lease	4.19(a)
Leased Real Property	4.19(a)
Marks	4.18
Material Contract	4.21(a)
Material Customer	4.27
Material Supplier	4.27
Maximum Premium	7.04(b)
Merger	Recitals
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Outside Date	10.01(b)(ii)
Owned Real Property	4.19(a)
Parent	Preamble
Parent Disclosure Schedule	Article 5
Patents	4.18
Paying Agent	2.03(a)
Performance Share Units	2.04(d)
Permits	4.01
PIIA	6.11
PPP Loan Audit	6.10(c)
Preferred Stock	4.05(a)
Proxy Statement	4.03
Restricted Stock Units	2.04(b)
Sarbanes-Oxley Act	4.07(b)(i)
Secret Information	4.18
Stock Option	2.04(a)
Subsidiary Securities	4.06(b)
Superior Proposal Notice Period	6.03(f)(iii)

Surviving Corporation	2.01(a)
Surviving Corporation New Plans	7.05(b)
Takeover Statute	4.17
Taxes	1.01(a)
Tax Return	1.01(a)
Transactions	Recitals
Uncertificated Shares	2.03(a)
Voting Agreements	4.05(d)
Welfare Plan	4.16(h)

ARTICLE 2

THE MERGER

Section 2.01.    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as otherwise set forth in this Article 2 or Article 3. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Subsidiary shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the MBCA.

(b)    The closing for the Merger (the “Closing”) shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Suite 2300, Detroit, Michigan 48243, at 9:00 a.m., eastern time, as soon as practicable, but in no event later than two (2) Business Days following the day on which the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver of those conditions at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(c)    At the Closing, the Company and Parent will cause the Merger to be consummated by filing with the Department of Licensing and Regulatory Affairs of the State of Michigan (the “Michigan LARA”) a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Michigan LARA as provided in Section 707 of the MBCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Michigan LARA or at such later time as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.02.    Conversion of Shares. At the Effective Time:

(a)    except as otherwise provided in Section 2.02(b), each Share outstanding immediately prior to the Effective Time (other than Shares cancelled pursuant to Section 2.02(b)), together with the Rights attached thereto, shall be converted into the right to receive $7.00 in cash, without interest (the “Merger Consideration”), and shall be canceled and cease to exist, and holders of Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration;

(b)    each Share owned by Parent, the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time shall be automatically canceled and retired and will cease to exist, and no payment shall be made with respect thereto; and

(c)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent (the “Paying Agent”) reasonably acceptable to the Company for the purpose of exchanging (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”) for the Merger Consideration. At or prior to the Effective Time, Parent shall, or shall cause Merger Subsidiary to, deposit with the Paying Agent the Merger Consideration to be paid in respect of the Shares (the “Exchange Fund”). The Merger Consideration so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to this Section 2.03. Promptly after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of Shares, as of the Effective Time, whose shares were converted pursuant to Section 2.02(a) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)    Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or other such evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by such Certificate or for each Uncertificated Share. Until so surrendered, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Uncertificated Share. Upon payment of the Merger Consideration, pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall immediately be cancelled.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share, or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)    The Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate of Uncertificated Share, and from and after the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the funds deposited with the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to the time such amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)    The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (i) any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government and (ii) any loss of any of the funds included in the Exchange Fund shall be for the account of Parent and shall not alter Parent’s obligations to pay the Merger Consideration.

Section 2.04.    Treatment of Stock Options, Restricted Stock Units and Performance Share Units.

(a)    Immediately prior to the Effective Time, each outstanding and unexercised option to purchase Shares (a “Stock Option”) granted under the Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and, in full satisfaction of the rights of such holder with respect thereto, shall entitle the holder of such Stock Option to receive (without interest) from the Company, at or promptly after the Effective Time, an amount in cash equal to the product of (x)

the total number of Shares subject to the Stock Option multiplied by (y) the excess, if any, of the Merger Consideration per Share over the exercise price per Share of such Stock Option. For the avoidance of doubt, any Stock Option that has a per Share exercise price that is greater than or equal to the Merger Consideration per Share shall be cancelled at the Effective Time for no consideration or payment.

(b)    Immediately prior to the Effective Time, each outstanding award of restricted stock units (“Restricted Stock Units”) granted under the Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and, in full satisfaction of the rights of such holder with respect thereto, shall entitle the holder of such Restricted Stock Unit to receive (without interest) from the Company, at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such Restricted Stock Unit immediately prior to the Effective Time multiplied by (y) the Merger Consideration per Share.

(c)    Immediately prior to the Effective Time, each outstanding award of performance share units (“Performance Share Units”) granted under the Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested at the target level of performance, and each such Performance Share Unit shall be cancelled and, in full satisfaction of the rights of such holder with respect thereto, shall entitle the holder of such Performance Share Unit to receive (without interest) from the Company, at or promptly after the Effective Time, an amount in cash equal to the product of (x) the target number of Shares subject to such Performance Share Unit immediately prior to the Effective Time multiplied by (y) the Merger Consideration per Share.

(d)    In accordance with the terms of the Company’s Employee Stock Purchase Plan, as amended and restated as of October 22, 2004, as further amended (the “Company Stock Purchase Plan”), following the date hereof, the Board of Directors or the appropriate committee thereof shall take all actions, including adopting any resolutions or amendments to the Company Stock Purchase Plan, to: (i) determine the date on which the then-current offering period, if any, shall terminate (the “Final Purchase Date”); (ii) cause the accumulated payroll deductions of each participant under the Company Stock Purchase Plan to be used to purchase the applicable number of Shares on the Final Purchase Date (with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter); (iii) prohibit participants in the Company Stock Purchase Plan from increasing their payroll deductions from those in effect on the date of this Agreement; and (iv) terminate the Company Stock Purchase Plan immediately prior to the Effective Time. Any Shares acquired under the Company Stock Purchase Plan prior to or on the Final Purchase Date will be treated as outstanding Shares for purposes of Section 2.02.

(e)    Prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 2.04, (ii) cause the termination of the Company Stock Plan at the Effective Time, subject to the making of the payments contemplated in this Section 2.04, and (iii) ensure that following the Effective Time, no Person shall have any rights to acquire Shares of the Company or other benefits pursuant to or in settlement of awards under the Company Stock Plan or the Company Stock Purchase Plan or other rights with respect to Shares except as contemplated by this Section 2.04.

(f)    Any payment to which a holder who is a current or former employee of the Company or any Subsidiary of the Company becomes entitled pursuant to this Section 2.04 shall be made through the Surviving Corporation’s payroll at or promptly following the Effective Time. Parent shall make available to the Paying Agent the amounts to be paid under this Section 2.04 to holders who are not current or former employees of the Company or any Subsidiary of the Company and the Paying Agent shall distribute such amounts to such holders at or promptly following the Effective Time.

Section 2.05.    Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this Section 2.05 shall not be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 2.06.    Withholding Rights. Each of Parent, Merger Subsidiary, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or any other recipient of payments under this Agreement any amounts as it is required to deduct and withhold with respect to the making of such payment or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code, or any other applicable state, local or foreign Law. Any amounts so withheld and remitted to the applicable Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

Section 2.07.    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.    Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety to read as set forth in Annex A and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable Law.

Section 3.02.    Bylaws. At the Effective Time, without any further action on the part of the Company and Merger Subsidiary, the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Subsidiary shall be automatically amended and shall become references to the Surviving Corporation and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable Law.

Section 3.03.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary immediately before the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary immediately before the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as set forth in (a) the disclosure schedule delivered by the Company to Parent and attached hereto (the “Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Disclosure Schedule corresponding to Article 4 (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to, and shall be deemed to apply to and qualify, any other representation or warranty made in this Article 4 to the extent that it is reasonably apparent on its face, without review or other examination of the underlying documents listed therein, that such disclosure relates thereto or (b) as disclosed in the Company SEC Documents (excluding statements in any “Forward-Looking Statements” or “Risk Factors” sections or any other disclosures contained therein to the extent that such statements are cautionary, predictive or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements); provided that it being acknowledged that nothing disclosed in a Company SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.05 or Section 4.06:

Section 4.01.    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals (“Permits”) required to carry on its business as now conducted, except for those Permits the absence of which would not have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

Section 4.02.    Corporate Authorization. The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform this Agreement and consummate the Transactions, subject only to the receipt of the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. Prior to the date of this Agreement, the Board of Directors has by unanimous vote (i) (A) determined that the terms of the Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders, (B) that it is in the best interests of the Company and its shareholders and declared it advisable to enter into this Agreement, and approved the execution, delivery and performance of this Agreement, and (C) approved and declared advisable the Merger and any other Transactions, (ii) resolved to recommend that the shareholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”) and (iii) directed that this Agreement be submitted to the holders of Shares for their adoption.

Section 4.03.    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, notice to, permit, approval, Order or authorization of, or action by or in respect of, or registration, declaration or filing with, any Governmental Entity, other than: (i) the filing of a certificate of merger with respect to the Merger with the Michigan Department of Licensing and Regulatory Affairs and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) compliance with any applicable requirements of any Antitrust Laws; (iii) receipt of the CFIUS Approval; (iv) the filing with the SEC of a proxy statement of the Company relating to the approval by the Company’s shareholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”); (v) compliance with any applicable requirements of the 1934 Act and any other applicable securities laws, whether state or foreign; (vi) compliance with the rules and regulations of Nasdaq; (vii) as may be required by any applicable state securities or “blue sky” Laws; and (viii) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.04.    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not: (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, the organizational documents of each Subsidiary, the Rights Agreement or the Voting Agreements; (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Law applicable to the Company or its Subsidiaries; (iii) require any consent or other action by any Person under, constitute a default under, or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or any license, franchise, Permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries that would not otherwise be permitted to be terminated, cancelled, accelerated, changed or lost; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the cases of clauses (ii), (iii) and (iv), as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.05.    Capitalization.

(a)    The authorized capital stock of the Company consists of 19,000,000 Shares and 1,000,000 shares of preferred stock, no par value per share (“Preferred Stock”). No shares of Preferred Stock are issued or outstanding. As of September 25, 2020 (the “Capitalization Date”), there were outstanding (i) 9,763,675 Shares; (ii) Stock Options, other than options outstanding under the Company Stock Purchase Plan, to purchase an aggregate of 202,926 Shares (of which Stock Options to purchase an aggregate of 164,593 Shares were exercisable); (iii) 22,716 Restricted Stock Units; (iv) 34,804 Performance Share Units (calculated based on target level performance achievement); (v) 4,699 Shares that are subject to the outstanding purchase rights under the Company Stock Purchase Plan; and (vi) 1,145,511 Shares reserved for future awards under the Company Stock Plan and 119,536 Shares reserved for options under the Company Stock Purchase Plan. Since the Capitalization Date, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company, except for Shares issued pursuant to the exercise, vesting or settlement, as applicable, of Stock Options, Restricted Stock Units or Performance Share Units, or issued to members of the Board of Directors pursuant to the terms of the Director Stock Purchase Rights provisions of the Company Stock Plan, in accordance with elections made by such members prior to the date of this Agreement, in each case in accordance with the terms of the Company Stock Plan or the Company Stock Purchase Plan, as applicable. All Shares outstanding have been duly authorized and validly issued and are fully paid and nonassessable. All Shares issuable upon the exercise, vesting or settlement, as applicable, of outstanding Stock Options, Restricted Stock Units, Performance Share Units or pursuant to the Company Stock Purchase Plan have been duly authorized and, when issued, will have been validly issued and will be fully paid and nonassessable. Section 4.05(a) of the Disclosure Schedule set forth, as of the close of business on the Capitalization Date an accurate and complete list of each outstanding Stock Option, Restricted Stock Unit and Performance Share Unit and (A) the holder’s location, (B) the date of grant, (C) the number of Shares subject thereto, (D) the portion that is vested of each Stock Option, Restricted Stock Unit or Performance Share Unit, (E) the vesting schedule of each such Stock Option, Restricted Stock Unit or Performance Share Unit, (F) the exercise or purchase price thereof, if applicable, (G) the expiration date and (H) the number of holders of rights to purchase Shares under the Company Stock Purchase Plan and the total dollar amount of their purchase elections on a country-by-country basis. Prior to the anticipated Closing Date, the Company shall provide Parent with a revised version of such list, updated as of a date that is no more than five (5) Business Days prior to such anticipated Closing Date (or, earlier, if reasonably requested by Parent) and that includes the holder’s name (or employee identification number or other anonymized identification number, if required by applicable Law).

(b)    Except for securities issued pursuant to the Company Stock Plan and the Company Stock Purchase Plan as described in Section 4.05(a), there are no outstanding (i) shares of capital stock or voting securities or other equity interests of the Company, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities or other equity interests of the Company, or (iii) options or other rights (including any subscriptions, warrants, calls, stock appreciation rights, commitments or agreements of any character) to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries has adopted a shareholder rights plan or similar plan or arrangement, other than the Rights Agreement.

(c)    Other than the Rights Agreement, the Voting Agreements, and the Company Stock Plan and the Company Stock Purchase Plan, and Contracts issued under such plans, there are no Contracts to which the Company or any Subsidiary is a party, including options, bonds, debentures, notes or other indebtedness or other rights, arrangements or commitments of any character (i) relating to any Shares or securities of the Company or any Subsidiary of the Company; (ii) obligating the Company or any Subsidiary of the Company to issue, acquire or sell any Shares or securities of the Company or any Subsidiary of the Company; (iii) providing general voting rights with holders of Shares (or convertible into securities having the right to vote); or (iv)(A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive rights with respect to, any Shares or securities of the Company or any Subsidiary of the Company.

(d)    All voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries are set forth in Section 4.05(d) of the Disclosure Schedule (the “Voting Agreements”).

Section 4.06.    Subsidiaries.

(a)    Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concepts are applicable). Each such Subsidiary has all corporate (or similar, in the case of a non-corporate entity) powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary (to the extent such concepts are applicable), except for those jurisdictions where failure to be so qualified would not have a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company SEC Documents. The Company has heretofore delivered to Parent true and complete copies of the organizational documents of each Subsidiary as currently in effect.

(b)    Section 4.06(b) of the Disclosure Schedule set forth, for each Subsidiary of the Company, (i) its authorized capital stock or other equity interests, (ii) the number of its outstanding shares of capital stock or other equity interests and type(s) of such outstanding shares of capital stock or other equity interests and (iii) the record owner(s) thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company (other than director qualifying shares as disclosed on Section 4.06(b) of the Disclosure Schedule) is owned, directly or indirectly, by the Company. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned free and clear of any Lien and free of any other limitation or restriction

(including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for any such limitations or restrictions arising under applicable securities or other Laws. There are no (i) outstanding securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options or other rights (including any subscriptions, warrants, calls, stock appreciation rights, commitments or agreements of any character) to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). Other than as set forth in Section 4.06(b)(ii) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. The Company has delivered to Parent evidence of ownership of each Subsidiary by the Company.

Section 4.07.    SEC Filings.

(a)    The Company has timely filed with the SEC all reports, schedules, forms, statements, certifications and other documents (including all amendments, supplements, exhibits and all other information incorporated by reference) required to be filed by the Company with the SEC since July 1, 2017 (collectively, the “Company SEC Documents”). There are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)    Each Company SEC Document:

(i)    as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), complied, and each Company SEC Document filed or furnished after the date hereof will comply, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document;

(ii)    filed pursuant to the 1934 Act, as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and

(iii)    filed pursuant to the 1933 Act, as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), and, in the case of each Company SEC Document that is a registration statement, proxy statement or an amendment thereto, as of the date such statement or amendment became effective and the date of the relevant meeting, respectively, did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)    On the date hereof, the Company shall file with the SEC the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (the “2020 10-K”), and the 2020 10-K shall conform in all material respects with the draft version of the 2020 10-K delivered by the Company to Parent prior to the date hereof.

Section 4.08.    Financial Statements.

(a)    The financial statements of the Company included in or incorporated by reference into the Company SEC Documents, in each case: (i) comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes in the case of any unaudited interim financial statements).

(b)    Without limiting the generality of Section 4.08(a) or any of the representations made in Section 4.08, (i) BDO USA LLP has not resigned or been dismissed as the independent registered public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; (ii) neither the chief executive officer nor the chief financial officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Rule 13a-14 or Rule 15d-14 under the 1934 Act and Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC and such certifications were true, correct and complete on the date such certifications were made; and (iii) no enforcement Proceeding or, to the Knowledge of the Company, investigation has been initiated or, to the Knowledge of the Company, threatened in writing against the Company by the SEC relating to disclosures contained in any Company SEC Document (other than routine review of Company SEC Documents for which there remain no outstanding comments as of the date of this Agreement).

(c)    The Company and its Subsidiaries (i) have established and maintain a system of internal control over financial reporting, in accordance with the requirements of Rule 13a-15(a) promulgated under the 1934 Act, that is effective to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (ii) have implemented and maintain disclosure controls and procedures in accordance with Rule 13a-15(a) and 15d-15(e) promulgated under the 1934 Act that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the timeframes specified by the SEC’s rules and such material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act, and (iii) have disclosed, based on the Company’s most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors, (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has delivered to Parent prior to the date of this Agreement all disclosures of significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that have been made by the Company to the Company’s auditors or audit committee at any time between January 1, 2016, and the date of this Agreement.

(d)    Since January 1, 2016, neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. Since January 1, 2016, no current or former attorney representing the Company or any Subsidiary of the Company has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary of the Company, or any of their respective officers, directors, employees or agents, to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

(e)    The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(f)    The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K under the 1933 Act, for senior financial officers, applicable to its principal financial officer, controller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Item 5.05 of Form 8-K. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09.    Proxy Statement. The Proxy Statement will comply in all material respects with the applicable requirements of the 1934 Act and the rules and regulations thereunder. At the time such Proxy Statement is filed with the SEC, first made publicly available to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by or on behalf of Parent or Merger Subsidiary specifically for use therein.

Section 4.10.    Absence of Certain Changes. Since June 30, 2020 through the date hereof, except (a) as disclosed in the Company SEC Documents filed after June 30, 2020 or on Section 4.10 of the Disclosure Schedule, and (b) for the execution and delivery of this Agreement, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, (ii) there has not been or occurred any Company Material Adverse Effect and (iii) there has not been or occurred any event, condition, action or effect that, if it had occurred during the period from the date hereof through the Effective Time, would have required Parent’s consent pursuant to Section 6.01.

Section 4.11.    No Undisclosed Material Liabilities.

(a)    There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i)    liabilities or obligations disclosed or provided for in any of the Company SEC Documents;

(ii)    liabilities or obligations incurred since March 31, 2020 in the ordinary course of business consistent with past practice;

(iii)    liabilities or obligations arising under this Agreement or disclosed in the Disclosure Schedules; or

(iv)    liabilities or obligations that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    Except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary maintains, or has any commitment to become a party to, any “off-balance sheet arrangement,” as defined in Item 303 of Regulation S-K of the SEC, or similar Contract.

Section 4.12.    Compliance with Laws and Court Orders. Except as disclosed in the Company SEC Documents, since January 1, 2016, the Company and each of its Subsidiaries and, to the Knowledge of the Company, their respective Affiliates, officers, directors, employees, agents and representatives are and have been in compliance with all applicable Laws, except for failures to comply or violations that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 4.12 with respect to (i), Tax Law related matters, which are covered solely in Section 4.15, (ii) employee benefit Law related matters, which are covered solely in Section 4.18, (iv) employment Law related matters, which are covered solely in Section 4.22, (v) Environmental Law related matters, which are covered solely in Section 4.24, (vi) Anti-Corruption Law related matters, which are covered solely in Section 4.25, or (vii) PPP Loan related matters, which are covered solely in Section 4.29.

Section 4.13.    Litigation. There is no Proceeding pending or, to the Knowledge of the Company, since January 1, 2016, threatened in writing, against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company in their capacity as such or any of its Subsidiaries or any other Person for whom the Company or any such Subsidiary may be liable, or any of their respective properties or assets before any court or arbitrator or before or by any Governmental Entity that (i) seeks or could reasonably be expected to result in fines or damages of more than $50,000, (ii) that seeks equitable or injunctive relief, or (iii) that relates to a criminal matter, in each case other than a Proceeding related to this Agreement. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing that seeks to prevent, delay or impede the Transactions. Except as disclosed in the Company SEC Documents, there is no material judgment, decree, injunction, rule, Order, award or other finding of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, and neither the Company nor its properties is subject to any Order that would be material to the Company and its Subsidiaries taken as a whole or, as of the date hereof, that would prevent, materially delay or materially impede consummation of the Transactions. There are no internal investigations or internal inquiries since January 1, 2016 that have been conducted by or at the direction of the Board of Directors (or any committee thereof) related to or investigating any actual or potential financial, accounting or other misfeasance or malfeasance issues, any criminal matter, or that would reasonably be expected to lead to a voluntary disclosure or enforcement action.

Section 4.14.    Brokers. Except for XMS Capital Partners, LLC (the “Company Financial Advisor”), whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates.

Section 4.15.    Taxes.

(a)    The Company and each of its Subsidiaries has filed all Tax Returns required to be filed by it, has paid (or has caused to be paid) all Taxes that have become due and payable by it (whether or not shown on such Tax Returns) and has made adequate provision in reserves established in its financial statements and accounts for all Taxes (whether or not shown on such Tax Returns) that have accrued but are not yet due and payable, except with respect to matters contested in good faith or where the failure to file Tax Returns, pay Taxes or provide adequate reserves for Taxes would not have a Company Material Adverse Effect.

(b)    There are no Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(c)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still in effect.

(d)    No federal, state, local or foreign audits or administrative Proceedings are pending or, to the Knowledge of the Company, threatened in writing, with regard to any Taxes or any Tax Return of the Company or its Subsidiaries, where an adverse resolution would have a Company Material Adverse Effect.

(e)    To the Knowledge of the Company, since January 1, 2016, no claim has been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)    Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor.

(h)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than Contracts solely among the Company and its Subsidiaries.

(i)    Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(j)    Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)    “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law);

(iii)    intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law);

(iv)    installment sale or open transaction disposition made on or prior to the Closing Date;

(v)    prepaid amount received on or prior to the Closing Date; or

(vi)    election under Code Section 108(i).

(l)    The Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Code Section 482 and the regulations promulgated by the U.S. Department of the Treasury thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law). The Company and each of its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in substantial compliance with Code Sections 482 and 6662 and the regulations promulgated by the U.S. Department of the Treasury thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(m)    The Company and each of its Subsidiaries is and has at all times been resident in its country of incorporation for Tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement), and neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

(n)    Neither the Company nor any of its Subsidiaries has received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

(o)    Neither the existence of the PPP Loan nor its forgiveness will result in additional Taxes or the loss of any Tax benefits to the Company, provided that the Company will not be permitted to deduct for Tax purposes any expenses paid for or reimbursed by the PPP Loan. The Company has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or (iii) deducted any expenses paid for or reimbursed by the PPP Loan.

Section 4.16.    Employee Benefit Plans.

(a)    Section 4.16(a) of the Disclosure Schedule sets forth a true and complete list of each U.S. Benefit Plan and Foreign Benefit Plans (other than any employment or consulting Contracts entered into in the ordinary course of business providing for an annual base salary or consulting fees of $125,000 or less entered into by the Company’s Subsidiaries that are not located in the United States (collectively, the “Excluded Foreign Benefit Plans”)) and specifies whether each such Benefit Plan is a U.S. Benefit Plan or a Foreign Benefit Plan. For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, retirement, pension, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick days, tuition assistance, club membership, employee discount, employee loan, or vacation pay, severance, deferred compensation, incentive, fringe benefit, change in control, retention, stock option, restricted stock or other compensatory plan, policy, agreement or arrangement (including any Collective Agreement), whether or not written, that (i) is maintained, administered, contributed to or required to be contributed to by the Company or any of its Subsidiaries or pursuant to which the Company or any Subsidiary may have any liability, (ii) covers any current or former officer, director, employee or Contract Worker of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof) and (iii) is not required by (A) Law or (B) a Governmental Entity. The Company has delivered to Parent (A) accurate and complete copies of all Benefit Plan documents (or a description, if such plan is unwritten), including (if applicable) all amendments, documents establishing or constituting any related trust, annuity Contract, insurance Contract or other funding instruments, and summary plan descriptions relating to said Benefit Plan, (B) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (C) accurate and complete copies of all annual reports and summary annual reports for all Benefit Plans (for which annual reports are required) prepared since January 1, 2016, (D) the most recent determination, opinion or advisory letter, as applicable, received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (E) any non-routine correspondence with a Governmental Entity since January 1, 2016, and (F) if such Benefit Plan is a Foreign Benefit Plan, documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (A) through (F) (other than the Excluded Foreign Benefit Plans). The Company’s failure to provide a complete list of Foreign Benefit Plans in Section 4.16(a) of the Disclosure Schedule and to provide Parent with any of the documents referenced in the preceding sentence (including the Excluded Foreign Benefit Plan) as of the date hereof would not, individually or in the aggregate, result in a Company Material Adverse Effect, and the Company shall provide Parent with an updated list of Benefit Plans and such documents (which such list and such documents shall include the Excluded Foreign Benefit Plans) not later than ten (10) Business Days after the date hereof.

(b)    Neither the Company, any of its Subsidiaries nor any entity that would be considered one employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code (nor any predecessor of such any such entity) has ever maintained, sponsored, contributed to or been required to contribute to, or is reasonably expected to have any direct or indirect liability with respect to, (i) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA) or (iii) any multiple employer welfare arrangement (as such term is defined in Section 3(40) of ERISA). All benefits provided under the U.S. Benefits Plans either are exempt from, or in compliance with, Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former officer, director, employee or Contract Worker of the Company or any of its Subsidiaries for any tax incurred by such officer, director, employee or Contract Worker, including under Section 409A, 457A or 4999 of the Code, or any interest or penalty related thereto.

(c)    All U.S. Benefit Plans are, and have been established, maintained, funded, administered and operated, in all material respects, in compliance with their terms and ERISA, the Code and other applicable Laws. No events have occurred with respect to any Benefit Plan that could result in payment or assessment by or against the Company or any Subsidiary of any material excise taxes under applicable Law, including ERISA and the Code. Each U.S. Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable IRS determination, opinion or advisory letter, as applicable, and, to the Knowledge of the Company, nothing has occurred since the date of such letter(s) that would cause the loss of such qualification or exemption, or result in the imposition of any material excise tax or income tax on unrelated business income under the Code or ERISA with respect to any U.S. Benefit Plan. Each trust created under any such U.S. Benefit Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)    With respect to any U.S. Benefit Plan, no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred. All contributions and premium payments required to be made under any Benefit Plan have been calculated in accordance with the terms of such Benefit Plan and applicable Law and made on a timely basis or, if required by GAAP, provided for on the Company’s financial statements.

(e)    Except as set forth on Section 4.16(e) of the Disclosure Schedule, neither the execution of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions would, whether alone or in combination with another event, except as specifically provided in this Agreement, (i) entitle any current or former employee, director, officer or Contract Worker of the Company or any Subsidiary to any bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) or an increase in any bonus, severance pay or similar benefit, (ii) accelerate the timing of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable to any current or former employee, director, officer or Contract Worker under, or result in any other obligation pursuant to, any Benefit Plan, (iii) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent and its Subsidiaries to merge, amend or terminate any Benefit Plan, (iv) give rise to the renewal or extension of the term of any Benefit Plan, or (v) give rise to a payment that would not be deductible by Parent, the Company or any Subsidiary by reason of Sections 280G or 162(m) of the Code or require payment of an excise tax under Section 4999 of the Code.

(f)    There are no pending or, to the Knowledge of the Company, threatened Proceedings against or relating to any Benefit Plans other than routine benefit claims by persons entitled to benefits thereunder, nor is any Benefit Plan the subject of any pending (or, to the Knowledge of the Company, any threatened) investigation or audit by the IRS, Department of Labor or other Governmental Entity, and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Proceeding, investigation or audit resulting in material liability to the Company or any of its Subsidiaries with respect to any Benefit Plans.

(g)    Neither the Company nor any Subsidiary has liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded pension plan.

(h)    Each Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA or comparable foreign Laws (a “Welfare Plan”)), is in compliance, in all material respects, with (i) the terms of such plan and (ii) all applicable Laws. No Welfare Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (whether insured or self-insured) other than as required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law and neither the Company nor any Subsidiary has any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan.

(i)    Each Benefit Plan is amendable and terminable unilaterally by the Company or any Subsidiary at any time, and no such Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Subsidiary from amending or terminating any such Benefit Plan.

(j)    Each Foreign Benefit Plan (i) has been established, operated, maintained and administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and regulations, (ii) if required to be registered or approved by a non-U.S. Governmental Entity, has been registered or approved and has been maintained in good standing with applicable regulatory authorities in all material respects, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) if intended to qualify for special tax treatment, meets in all material respects all the requirements for such treatment. There are no unfunded obligations under any Foreign Benefit Plan providing benefits after termination of employment to any employee or former employee.

Section 4.17.    Takeover Statutes; Rights Agreement. The Company has taken all action necessary to render the Rights inapplicable to this Agreement and the Transactions, including the Merger. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company (each a “Takeover Statute”) is applicable to this Agreement or the Transactions and the Board of Directors has approved resolutions irrevocably exempting the Merger and the Transactions from Section 780 of the MBCA pursuant to Section 782 of the MBCA. In accordance with the MBCA, no dissenters’ or appraisal rights shall be available to any holder of Shares in connection with the Transactions, including the Merger.

Section 4.18.    Intellectual Property. As used herein, the term “Intellectual Property” shall mean all intellectual property rights, anywhere in the world, including: (i) all registered and unregistered trademarks, service marks, trade names, business names, trade dress, slogans and other identifiers of source or origin, and the goodwill associated with any of the foregoing, and all registrations or applications for registration thereof (collectively, “Marks”); (ii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), patents and patent applications (utility, design, and otherwise), utility models, statutory invention registrations, and patent disclosures, including reissuances, reexaminations, renewals, substitutions, continuations, continuations-in-part, divisionals, and extensions (collectively, “Patents”); (iii) all copyrightable works, copyrights, database rights and moral rights in both published works and unpublished works, including software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, “Copyrights”); (iv) all information that is confidential and proprietary, including trade secrets, know-how, inventions (whether patentable or not and whether or not reduced to practice), research, discoveries, business plans, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, “Secret Information”); and (v) rights in and to Internet web sites or protocol addresses, Internet domain names, electronic addresses, Internet blogs, social media accounts (e.g. Facebook, YouTube, Twitter), email addresses, and similar online resources and registration rights and uniform resource locators (collectively, “Internet Resources”). For purposes of this Agreement, (x) “Company Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or that are material to the conduct of business by the Company or any of its Subsidiaries; (y) “software” means any and all: (A) computer programs, applications, firmware and other code (including for mobile devices), including any and all software implementations of algorithms, models and methodologies, whether in source code, assembly code, object code, machine code or any other form and whether permanent, semi-permanent or otherwise, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) specifications, interfaces (including user and programming interfaces), platforms, compilers, descriptions, flow-charts library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing (including developer notes, comments and annotations), (D) all versions, updates, corrections, enhancements and modifications of the foregoing and (E) all documentation, including user manuals and training materials, relating to any of the foregoing; and (z) “Company Source Code” shall mean any software source code owned by the Company or its Subsidiaries, any material portion or aspect thereof, any proprietary information or algorithm contained in or relating to any software source code owned by the Company or its Subsidiaries, or any proprietary information or algorithm contained in or relating to any software in any Company Product.

(a)    Section 4.18 of the Disclosure Schedule sets forth, as of the date hereof, (i) a complete and accurate list of all registrations and applications for registration of Company Owned Intellectual Property and Intellectual Property exclusively licensed to the Company and its Subsidiaries (collectively, the “Company Registered Intellectual Property”), indicating for each item other than with respect to Internet domain names the registered owner, filing date, expiration date, registration or application number and the applicable filing jurisdiction and, for Internet domain names, indicating the current legal owner, registered owner, hosting entity, and the registration renewal date, (ii) any actions that must be taken by the Company or any of its

Subsidiaries within 120 days following the Closing Date with respect to the Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. All registration, maintenance, and renewal fees in connection with Company Registered Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be timely filed with the relevant Governmental Entity for maintaining the Company Registered Intellectual Property. The Company and its Subsidiaries, as applicable, have recorded with the relevant Governmental Entity any assignments for Company Registered Intellectual Property as may have been necessary to document ownership thereof by the Company or one of its Subsidiaries. The Company or one of its Subsidiaries, as applicable: (i) owns all right, title and interest in and to all of the Intellectual Property used in the conduct of the business of the Company or its Subsidiaries, free and clear of all Liens, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice or (ii) is licensed to use (pursuant to a valid and binding Contract, enforceable in accordance with its terms) or otherwise possesses legally valid and enforceable rights to use each item of Intellectual Property used in the conduct of the business of the Company or its Subsidiaries that it does not so own. Since January 1, 2016, no Person (which includes any existing, past, or potential customer of the Company or its Subsidiaries) has notified the Company or any of its Subsidiaries (including by offering a license) that (x) any of the products, services or technology used, sold, offered for sale, provided or licensed or proposed for use, sale, offer for sale, provision or license by the Company or any of its Subsidiaries (collectively, the “Company Products”), or (y) the operation of their respective businesses, in each case, infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as previously conducted, as currently conducted and as currently contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, export branding, advertising, promotion, marketing, manufacture, provision, distribution, delivery, sale and licensing out of any Company Product, has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person. For the avoidance of doubt, to the Knowledge of the Company, the Company and its Subsidiaries are not infringing, misappropriating or otherwise violating any Intellectual Property of any Person. Neither the Company nor any of its Subsidiaries has initiated or, since January 1, 2016, threatened any Proceeding against any Person challenging any Intellectual Property rights or alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

(b)    (i) All of the Patents owned by the Company or any of its Subsidiaries are, to the Knowledge of the Company, valid and enforceable. All such Patents are subsisting and all filings due and all maintenance fees, annuities and other payments due before the Closing Date hereof have been made and paid except those the Company has determined not to make in the ordinary course of business, exercising its reasonable business judgment; (ii) to the Knowledge of the Company, none of the Patents owned by the Company or any of its Subsidiaries is being infringed, misappropriated, or otherwise violated; and (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened in writing that challenges the validity, ownership, registrability, use or enforceability of any Patent owned by the Company or any of its Subsidiaries.

(c)    (i) All the Marks and Internet Resources owned by the Company or any of its Subsidiaries, to the Knowledge of the Company, are valid and enforceable. All such Marks and Internet Resources are subsisting and, with respect to registrations and applications for registration thereof, all filings and payments due to be made or paid before the Closing Date hereof have been made or paid, except those the Company has determined not to make in the ordinary course of business, exercising its reasonable business judgment; (ii) to the Knowledge of the Company, none of the Marks and Internet Resources owned by the Company or any of its Subsidiaries are being infringed, misappropriated, or otherwise violated; and (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened in writing that seeks to prevent, restrict or otherwise limit the use of any Mark or Internet Resource or challenges the validity, ownership, registrability or enforceability of any Mark or Internet Resource, in each case, owned by the Company or any of its Subsidiaries.

(d)    All the Copyrights owned by the Company or any of its Subsidiaries, whether or not registered, to the Knowledge of the Company, are valid and enforceable. All such Copyrights are subsisting. To the Knowledge of the Company, none of the Copyrights owned by the Company or any of its Subsidiaries is being infringed, misappropriated, or otherwise violated. No Proceeding is pending or, to the Knowledge of the Company, threatened in writing that seeks to prevent, restrict or otherwise limit the use of any Copyright or challenges the validity, ownership, registrability or enforceability of any Copyright, in each case, owned by the Company or any of its Subsidiaries.

(e)    The Company and its Subsidiaries have taken reasonable measures (consistent with industry standards applicable to similarly situated entities) to protect the secrecy, confidentiality and value of the Secret Information of the Company or its Subsidiaries and the Secret Information of any third Person that has provided such Secret Information to the Company or any of its Subsidiaries. Except as set forth in Section 4.18(e) of the Disclosure Schedule, to the Knowledge of the Company, there has been no loss of, or any unauthorized access to or unauthorized disclosure of such Secret Information. To the Knowledge of the Company, none of the Secret Information of the Company or its Subsidiaries is subject to any Proceeding.

(f)    No Company Owned Intellectual Property is subject to any Order, Proceeding (other than pending examinations of applications for patent or trademark or copyright registration), settlement or similar arrangement restricting in any manner the use, transfer, exploitation, assertion, enforcement or licensing thereof. All Company Owned Intellectual Property is and after the Closing Date will be fully transferable, alienable and licensable by the Company, one of its Subsidiaries, Parent, or Merger Subsidiary without restriction, obligation and without payment of any kind to any third Person and without approval of any third Person, including any Governmental Entity. Since January 1, 2016, neither the Company nor any of its Subsidiaries has: (i) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property to any third Person or (ii) permitted the rights of the Company or any of its Subsidiaries in any Intellectual Property that are or at the time were Company Owned Intellectual Property, and are or at the time were material to the Company or one of its Subsidiaries, to lapse or enter into the public domain. In each case in which the Company or any of its Subsidiaries acquired or sought to acquire any ownership of Intellectual Property from any Person, including as a result of engaging any Person to develop or create any Intellectual Property for the Company or any of its Subsidiaries, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property to the Company or such Subsidiary, as the case may be.

(g)    All employees and Contract Workers of the Company or any of its Subsidiaries who are or were involved in the creation, development, reduction to practice, modification or enhancement of Company Owned Intellectual Property have executed an assignment of inventions Contract sufficient to vest in the Company or any of its Subsidiaries exclusive ownership of all Company Owned Intellectual Property. All employees and Contract Workers of the Company or any of its Subsidiaries who have or have had access to the Secret Information of the Company or its Subsidiaries or any third party confidential or proprietary information held by (or for the benefit of) the Company or any of its Subsidiaries, executed a nondisclosure Contract sufficient to protect the confidentiality of all Secret Information and all third party information. No employee or Contract Worker of the Company or its Subsidiaries has excluded any Intellectual Property used in or necessary for use in the business of the Company or its Subsidiaries from any assignment of, or agreement to assign, Intellectual Property to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written claims by third Persons alleging ownership by them of any Company Owned Intellectual Property. Except as set forth in Section 4.18(g) of the Disclosure Schedule, to the Knowledge of the Company, no employee or Contract Worker of the Company or its Subsidiaries is in violation of any assignment of inventions Contract or nondisclosure Contract.

(h)    Without limiting the generality of the foregoing, all the software that the Company or any of its Subsidiaries license or otherwise make available and all Company Owned Intellectual Property incorporated, embedded or included in, or necessary to offer, any of the Company Products was: (i) developed by employees of the Company within the scope of their employment and their obligation to assign all right, title and interest in and to inventions, patents and other intellectual property rights therein; (ii) developed by Contract Workers who have validly and irrevocably assigned all of their right, title and interest in and to such software to the Company or (iii) otherwise acquired or licensed by the Company from a third party by a valid and binding Contract, enforceable in accordance with its terms. Neither the Company or any of its Subsidiaries nor, any Person acting on its or their behalf has disclosed, delivered or licensed to any escrow agent or other Person, or agreed to disclose, deliver or license to any escrow agent or other Person, any Company Source Code, except for disclosure to employees or Contract Workers pursuant to agreements that prohibit use and disclosure of such Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or conditions exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the disclosure, delivery, or license of any Company Source Code to any third Person. The Company and its Subsidiaries have taken all actions customary in the software industry to document the Company Source Code and its respective operation, such that the Company Source Code has been written in a clear and professional manner such that it may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(i)    To the Knowledge of the Company, no Person has reverse engineered, disassembled or decompiled any Company Product. Section 4.18(i) of the Disclosure Schedule sets forth a true, correct and complete list of all open source software that has been incorporated into or used in the delivery of any Company Product including: (A) the name of each item of open source software; (B) the name of the license associated with each such item of open source software; and (C) the Company Product(s) to which each such item of open source software relates. Neither the Company nor any of its Subsidiaries (i) is in breach of any material term or condition of any license to software or other material that is distributed as “free software” or “open source software” or (ii) has incorporated, modified, hosted, distributed or otherwise accessed any open source software, in whole or in part that has, or would reasonably be expected to, (v) require the disclosure of or other access to Company Source Code, (w) require the licensing of any portion of any Company Product for the purpose of making derivative works, (x) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Product, (y) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company Owned Intellectual Property or grant, or purport to grant, to any third Person, any rights or immunities pursuant to any Company Owned Intellectual Property, or (z) restrict the Company or any of its Subsidiaries’ ability to charge for any Company Product.

(j)    Neither the execution of this Agreement nor the consummation of the Transactions would reasonably be expected to give rise to or form a basis for (i) the impairment of, or give any Person (other than Parent or Merger Subsidiary) any current or contingent right or access to, any Company Owned Intellectual Property, (ii) the release of any Company Source Code (iii) being bound by, or subject to, any non-compete, exclusivity provision, right of first offer or refusal or other material restriction on the operation or scope of the business of the Company or its Subsidiaries, or (iv) any obligation to pay any royalties or other fees or consideration, or offer any discounts, to any third Person with respect to Company Products, Systems, or material Intellectual Property in excess of those payable by, or required to be offered by, the Company and its Subsidiaries in the absence of this Agreement or the Transactions.

(k)    The Company and its Subsidiaries have taken reasonable measures (consistent with industry standards applicable to similarly situated entities) (i) to protect and maintain the integrity, security and operation of all Systems and (ii) to implement and maintain business continuity, backup and disaster recovery plans, procedures and facilities. All Systems are reasonably sufficient for the existing and currently anticipated future needs of the Company and its Subsidiaries, and are in good working condition to effectively perform all operations necessary for the operation of the Company and its Subsidiaries and the provision of the Company Products. In the past three years, there has been no failure or other material substandard performance of any System, which has caused a material disruption to the Company or any of its Subsidiaries. To the Knowledge of the Company, the Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “cuckoo egg,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to maliciously disable or erase software, hardware, or data. The Company is not in breach of any of its Contracts or licenses relating to Systems, except where such breach would not have a Company Material Adverse Effect.

(l)    No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Company Owned Intellectual Property or, to the Knowledge of the Company, any other Intellectual Property used in Company Products or their development or delivery. No employee or Contract Worker who was involved in, or contributed to, the creation or development of any Company Owned Intellectual Property has performed services for any Governmental Entity, for a university, college or other educational institution, or for a research center during a period of time during which such employee was also performing services for the Company or any of its Subsidiaries. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company Owned Intellectual Property. No Governmental Entity has any ownership, exclusive, march-in or similar right or any other right in or to Company Owned Intellectual Property exceeding that which would be granted to a private licensee.

(m)    The Company and its Subsidiaries have (x) complied in all material respects with applicable Privacy and Security Laws, and with their respective policies, procedures and guidelines related to the Processing of Personal Information and (y) used reasonable measures (consistent with industry standards applicable to similarly situated entities) to ensure that Personal Information is protected against loss, damage and unauthorized access, use, modification or other misuse (collectively, “Data Loss”). To the Knowledge of the Company, neither the Systems nor the Company Products contain any malicious code or device, or have had any material breaches, errors, bugs or defects, in each case, that have not been remedied in all material respects.

(n)    To the Knowledge of the Company, there has been no (i) unauthorized intrusion or breach of the Systems or (ii) Data Loss by the Company, any of its Subsidiaries or any of their respective employees or Contract Workers, in each case, that would require the Company or any of its Subsidiaries to notify any Person (including any customers, employees or Governmental Entities), or that was or would reasonably be expected to be material to the business or operations of the Company or any of its Subsidiaries. No Proceeding is pending or, to the Knowledge of the Company, threatened in writing regarding or alleging any (i) violation of, or failure to comply with, any Privacy and Security Laws by or with respect to the Company, any of its Subsidiaries or any of their respective employees or Contract Workers, (ii) unauthorized intrusion or breach of the Systems or (iii) Data Loss.

Section 4.19.    Title of Properties.

(a)    Except for the Intellectual Property (title to which is described in Section 4.18), and except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good, valid and marketable fee title to or a valid leasehold interest under a real property or a capitalized lease in all assets reflected on the Company’s balance sheet as of June 30, 2020, free and clear of all Liens, except for (a) non-real estate assets disposed of in the ordinary course of business since such date, (b) Liens disclosed in the Disclosure Schedule or in the Company SEC Documents, (c) Liens or imperfections of title that would be disclosed by an accurate survey, or inspection and/or that are not, individually, material in character, amount or extent and that do not materially detract from the value or materially interfere with the present or presently contemplated use and occupancy by the Company of the assets subject thereto or affected thereby, (d) Liens arising under conditional sale or title retention agreements, equipment leases or lease purchase agreements, (e) landlords’ Liens on personal property under any Leases, (f) Liens arising in the ordinary course of business (including, but not limited to, Liens for non-delinquent Taxes or non-delinquent governmental charges or levies, inchoate Liens of mechanics, carriers, workmen and repairmen, inchoate Liens incurred in connection with workmen’s compensation, unemployment insurance, social security and other like Laws, inchoate Liens to secure the performance of letters of credit, bids, tenders sales Contracts, leases, statutory obligations, surety, appeal and performance bonds and similar Liens) for amounts that are not delinquent, or (g) such Liens as are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles and that are reflected on the balance sheet of the Company or such Subsidiary. Each parcel of real property owned by the Company or any of its Subsidiaries (individually or collectively, “Owned Real Property”) or leased by the Company or any of its Subsidiaries (individually or collectively, “Leased Real Property”) is set forth in Section 4.19 of the Disclosure Schedule, together with a list of each lease and all amendments, modifications and other documents relating thereto (each, a “Lease”). A copy of each Lease has been delivered to Parent and there are no amendments to any such Lease other than those set forth in Section 4.19 of the Disclosure Schedule. There are no leases, licenses or other occupancy agreements relating to real property that are binding on the Company or any of its Subsidiaries, other than the Leases.

(b)    As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice (i) of any pending or, to the Knowledge of the Company, threatened condemnation proceeding with respect to any Owned Real Property; or (ii) that the use and occupancy of any of the Owned Real Property or the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws or any other Lien affecting such Owned Real Property or the Leased Real Property. There are no outstanding options or rights of first refusal or similar rights to purchase the Owned Real Property, or any portion thereof or interest therein, and none of the Company nor any Subsidiary of the Company has leased, subleased or otherwise granted to any Person the right to use or occupy such Owned Real Property or Leased Real Property or any portion thereof.

(c)    Except as would not have a Company Material Adverse Effect and assuming the proper execution and authorization of such lease by the other party thereto, (i) each Lease is in full force and effect and enforceable against the Company or Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms; (ii) each of the Company and each Subsidiary of the Company, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Lease; and (iii) none of the Company nor any Subsidiary of the Company has given or received any written notice of default under any Lease, and no default by the Company or any Subsidiary of the Company, or, to the Knowledge of the Company, the landlord or other party or parties thereto, is continuing under any Lease.

(d)    To the Knowledge of the Company, there are no physical, structural or mechanical defects in any of the buildings, building systems or improvements on any of the

Owned Real Property or the Leased Real Property that are reasonably likely to materially impair the current use of such Owned Real Property or such Leased Real Property by the Company or its applicable Subsidiary, and the Owned Real Property and the portions of the Leased Real Property occupied by the Company or any of its Subsidiaries and all such buildings, building systems and improvements (including the roof, HVAC, electrical, plumbing, sprinklers and fire safety systems) are in operable condition and are adequate for the uses to which they are being put.

Section 4.20.    Insurance. The Company has provided Parent a description of all material insurance policies, surety bonds, and information about all material self-insurance programs and similar arrangements (the “Insurance Policies”) and open claims relating to the business, assets and operations of the Company and its Subsidiaries. Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies.

Section 4.21.    Certain Contracts.

(a)    Section 4.21 of the Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Contract of the Company or any Subsidiary of the Company in effect as of the date of this Agreement and that is included within any of the following categories (each, a “Material Contract”):

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the 1933 Act), whether or not filed by the Company with the SEC;

(ii)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Board of Directors, or (C) employee or consultant of the Company or any Subsidiary of the Company providing for an annual base salary or consulting payment in excess of $150,000 (each, a “Key Employee”);

(iii)    any Contract providing for indemnification or any guaranty by the Company or any Subsidiary of the Company, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any indemnification or guaranty by the Company or a Subsidiary of the Company of any of the obligations entered into in the ordinary course of business pursuant to or in connection with a customer Contract;

(iv)    any Contract with any Material Supplier or Material Customer (except for purchase orders entered into in the ordinary course of business);

(v)    any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Affiliates) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer or (C) operate in any geographical location;

(vi)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its

Subsidiaries after the date of this Agreement of $500,000 or more of assets or capital stock or other equity interests of any Person, other than purchases or sales of the Company’s products or inventory in the ordinary course of business consistent with past practice;

(vii)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights, or properties of the Company or any of its Subsidiaries, other than rights of a customer to purchase the Company’s products or inventory in connection with the termination of a Contract;

(viii)    any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or that contains a “most favored nation” or similar covenant with any Material Customer or Material Supplier or, to the Knowledge of the Company, any other third party, or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party or to abide by a “most favored nation” or similar covenant with any Material Customer or Material Supplier or, to the Knowledge of the Company, any other third party;

(x)    any partnership, joint venture, limited liability company agreement or similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xi)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in excess of $100,000 in the aggregate, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(xii)    any Collective Agreement;

(xiii)    any Contract relating to the development (including joint development), enforcement, assertion, placement in escrow, ownership, acquisition, sale, transfer, other disposition, use or license (as applicable) of any Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice) or any material Systems (other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized for the Company or any of its Subsidiaries);

(xiv)    any Lease;

(xv)    any Contract with any Governmental Entity;

(xvi)    any Contract that could result in a payment by the Company in excess of $50,000 as a result of a change of control of the Company; or

(xvii)    any Contract that is reasonably expected to require annual payments to or from the Company and its Subsidiaries in excess of $500,000 other than purchases or sales of the Company’s products or inventory in the ordinary course of business consistent with past practice.

(b)    Except as not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) all the Material Contracts are valid, legal and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and is in full force and effect; and (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party has violated any provision of, or is otherwise in default in any respect under, any Material Contract, and neither the Company nor any of its Subsidiaries has received written notice of a breach of any Material Contract.

Section 4.22.    Employment Matters.

(a)    To the extent permitted by applicable Law, the Company has provided to Parent a schedule that sets forth for each employee of the Company or any of its Subsidiaries, title, annual base salary, most recent annual bonus received, current annual bonus opportunity, hire date, location, whether full- or part-time, and whether active or on leave (and, if on leave, the nature of the leave and the anticipated return date, unless applicable Law prevents such disclosure). Prior to the anticipated Closing Date, the Company shall provide Parent with a revised version of the schedule described in the immediately preceding sentence, updated as of a date not more than five (5) Business Days prior to such anticipated Closing Date (or, earlier, if reasonably requested by Parent) and that includes, his or her name (or employee identification number or other anonymized identification number, if required by applicable Law) and vehicle allowances or leased vehicle information. As of the date hereof, to the Knowledge of the Company, no Key Employee has indicated to the Company or any of its Subsidiaries in writing that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

(b)    Neither the Company nor any of its Subsidiaries is a party to, or is currently negotiating in connection with entering into, any labor or collective bargaining Contract with any labor union, labor organization, employee association or works council (each, a “Collective Agreement”), and no employees of the Company or any of its Subsidiaries are represented by any labor organization or works council. Since January 1, 2016 there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Since January 1, 2016, there have been no organization activities involving the Company or any of its Subsidiaries in respect of any group of employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(c)    There are, and since January 1, 2016, there have been, no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries. As of the date hereof and since January 1, 2016, there have been no material unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any employee or group of employees of the Company or its Subsidiaries. The Company and its Subsidiaries are, and have been, in compliance in all material respects with (i) all Collective Agreements, employment agreements, employment policies, employee handbooks, codes of conduct, and severance agreements, in each case, to which any of the Company or its Subsidiaries is party or bound; (ii) all applicable Laws respecting labor, employment and employment practices, and terms and conditions of employment, including workplace discrimination and harassment, sexual harassment, accommodation of disabilities, occupational safety and health, workers’ compensation, immigration, employee leave issues, equal opportunity, affirmative action, plant closures and layoffs, employee and worker classification and wages and hours; and (iii) COVID-19 Measures respecting labor, employment and employment practices, and terms and conditions of employment.

(d)    There are, and since January 1, 2016, there have been, no, Proceedings, complaints, charges, or claims against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed, with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries. The Company and its Subsidiaries are not delinquent in payments to any current or former directors, officers, employees or Contract Workers for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business.

(e)    To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other material obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(f)    Neither the Company nor any of its Subsidiaries is party to a settlement agreement with a current or former director, officer, employee or Contract Worker that involves allegations relating to sexual harassment by any current or former director, officer, employee or Contract Worker. To the Knowledge of the Company, since January 1, 2016, no allegations of sexual harassment have been made against any current or former director, officer, employee or Contract Worker.

(g)    Each individual who renders, or has since January 1, 2016 rendered, services to the Company or any of its Subsidiaries who is, or since January 1, 2016 was, (i) classified by the Company or any of its Subsidiaries as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting) or (ii) classified by the Company or any of its Subsidiaries as exempt under the Fair

Labor Standards Act and state, local and foreign wage and hour laws is, and since January 1, 2016 was, properly so characterized. Neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person to the effect that they have improperly classified an individual as an independent contractor, consultant, or other nonemployee status or that they have improperly classified the exempt/non-exempt status of any employee, and, to the Knowledge of the Company, there are no facts that could reasonably be expected to form the basis for any such claim. To the Knowledge of the Company, no individual who is currently providing services to the Company or any of its Subsidiaries through a third party service provider, or who, since January 1, 2016, provided services to the Company or any of its Subsidiaries through a third party service provider, is or has been an employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other Person.

(h)    Since January 1, 2016, there have been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment, Retraining and Notification Act or any similar state, local or foreign Law in respect of the Company or its Subsidiaries.

(i)    Neither the execution of this Agreement nor the consummation of the Transactions will be a breach or violation of a Collective Agreement or require the consent or consultation of, or advance notification to, any works councils, unions or similar labor organizations with respect to any employees of the Company or any of its Subsidiaries.

Section 4.23.    Voting Requirements. The affirmative vote of holders of a majority of the outstanding Shares in favor of the adoption of this Agreement is the only vote of the holders of any of the Company’s capital stock or the capital stock of any of its Subsidiaries necessary in connection with consummation of the Merger (the “Company Requisite Vote”).

Section 4.24.    Environmental Matters.

Other than as set forth in Section 4.24 of the Disclosure Schedule:

(a)    Since January 1, 2016, the Company and its Subsidiaries are and have been operating in compliance in all material respects with all applicable Environmental Laws, including possessing and being in compliance in all material respects with all Environmental Permits required under any applicable Environmental Law for the ownership, lease, operation or use of the business, properties or assets of the Company as currently conducted.

(b)    There have been no Releases of any Hazardous Substances on, at, under, in, into, through or from any real property currently or formerly owned, leased or operated by the Company, its Subsidiaries or any of their respective Affiliates or predecessors that would reasonably be expected to result in any Environmental Claim or a material liability under Environmental Laws, and at properties currently owned or operated by the Company, its Subsidiaries, and their respective Affiliates, there are no (i) Hazardous Substances present in building materials that, because of their condition, would require remediation or abatement and disposal, under applicable Environmental Laws or (ii) planned modifications, renovations, or demolitions of buildings or other improvements planned by the Company or its Subsidiaries, including, without limitation, the capital expenditure items referenced in Section 6.01(h) below, which would give rise, individually or in the aggregate, to material liabilities related to the remediation, abatement, or disposal of Hazardous Substances present in building materials.

(c)    Neither the Company, any of its Subsidiaries nor any of their respective Affiliates is a party to, or has received written notice of, any pending or threatened in writing Environmental Claim, and to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis of any material Environmental Claim.

(d)    Neither the Company nor any of its Subsidiaries (i) is a party to any material judgment, Order, decree, settlement agreement, or similar arrangement imposing on it any liability or obligation under any applicable Environmental Laws that remain unfulfilled or (ii) has assumed, by contract or operation of law, the liabilities under Environmental Laws of any other Person.

(e)    The Company, its Subsidiaries and their respective Affiliates have implemented and maintain policies and procedures reasonably designed to ensure compliance in all material respects with all applicable Environmental Laws.

(f)    Neither the Company, its Subsidiaries, nor their respective Affiliates has manufactured, processed, or disposed of (i) poly- or perfluoralkyl substances or (ii) asbestos or asbestos-containing materials.

(g)    The Company has provided to Parent true and complete copies of all material reports, studies, audits, sampling results, government correspondence, and other materials in its possession and control concerning compliance with or liabilities under Environmental Laws or the substance of the representations and warranties made in this Section 4.24.

Section 4.25.    ABAC; Sanctions and Export Controls.

(a)    The Company, its Subsidiaries, their respective Affiliates, officers and directors, and, to the Knowledge of the Company, the Company’s and its Subsidiaries respective employees, agents, and representatives: (i) are and have been in compliance with all Sanctions and all applicable Anti-Corruption Laws; (ii) have not made, promised, or authorized any Improper Payments on behalf of or intended for the benefit of the Company, its Subsidiaries, or any of their respective Affiliates; (iii) have not conducted any business directly or indirectly with or for the benefit of any Sanctioned Person; and (iv) have not received notice of any pending or threatened Proceedings arising from or relating in any way to Sanctions or Anti-Corruption Laws, or made any voluntary disclosures to any Governmental Entity relating in any way to Sanctions or Anti-Corruption Laws. The Company and its Subsidiaries have implemented and currently maintain policies and procedures reasonably designed to ensure compliance with all applicable Sanctions and Anti-Corruption Laws.

(b)    The Company, its Subsidiaries, their respective Affiliates, officers and directors, employees, agents, and representatives: (i) are and have been in compliance with all Export Control Laws, (ii) have not made, promised, or authorized any export on behalf of or intended for the benefit of the Company, its Subsidiaries, or any of their respective Affiliates in violation of the Export Control Laws, and (iii) have not received notice of any pending or threatened in writing Proceedings or made a voluntary disclosure with respect to any of the Export Control Laws. The Company has prepared and timely applied for all import and export licenses required in accordance with the Export Control Laws.

(c)    No officer, director, employee, agent or representative of the Company, its Subsidiaries, or any of their respective Affiliates is a Government Official.

(d)    All of the technology, software, and items that are produced, developed, exported, reexported, or transferred (in-country) by the Company are classified as EAR99 under the EAR, except as set forth in Section 4.25(d) of the Disclosure Schedule.

Section 4.26.    Affiliate Transactions. Other than as set forth in Section 4.26 of the Disclosure Schedule, there are, and since January 1, 2016, there have been, no Contracts, transactions, arrangements or understanding between any director or Executive Officer of the Company or any Subsidiary of the Company (other than in his or her capacity as a director, officer or employee of the Company or any of its Subsidiaries) or members of their “immediate family” (as such terms are defined in Rule 16a-1 of the 1934 Act) or any holder of 5% or more of the Shares (but not including any Subsidiary of the Company), on the one hand, and the Company or any of its Subsidiaries, on the other hand. To the Knowledge of the Company, no director or Executive Officer of the Company or any Subsidiary of the Company, or members of their “immediate family” (as such terms are defined in Rule 16a-1 of the 1934 Act), has any ownership or other economic interest in any customer, supplier or any counterparty to any Material Contract.

Section 4.27.    Customers and Suppliers. Section 4.27 of the Disclosure Schedule sets forth a correct and complete list of the twenty (20) largest customers (measured by aggregate gross revenue during the fiscal years ended June 30, 2018 through June 30, 2020) (each, a “Material Customer”) and the twenty (20) largest suppliers (measured by gross expenditures during fiscal year ended June 30, 2020) (each, a “Material Supplier”). As of the date of this Agreement, there are no outstanding material disputes between the Company or any of its Subsidiaries, on the one hand, and a Material Customer or Material Supplier, on the other hand. As of the date of this Agreement, the Company has not received any written notice or other written communication from any Material Customer or Material Supplier that such customer or supplier will not continue as a customer or supplier, as applicable, of the Company or its Subsidiaries after the Effective Time, or that any such customer or supplier intends to terminate or materially modify (other than modifications made to a purchase order in the ordinary course of business consistent with past practice) existing Contracts or arrangements with the Company or any Subsidiary of the Company.

Section 4.28.    Fairness Opinion. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be received by holders of Shares (other than Parent and Merger Subsidiary) is fair, from a financial point of view, to the holders of Shares, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.29.    PPP Loans.

(a) The Company together with its “affiliates” (as that term is defined in Section 121.103 of Title 13 of the CFR), if any, is a “small business concern” within the meaning of the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder, including Section 121.301 of Title 13 of the CFR.

(b)    The Company met all applicable conditions and was eligible to participate in, has complied in all material respects with, and is not in violation of, the Paycheck Protection Program as set forth in the CARES Act. The Company has made true, correct and complete certifications with respect to, the PPP Loan and all loan documents ancillary thereto and, to the Knowledge of the Company, has complied in all material respects with all Laws relating to the PPP Loan. All statements of fact, certifications and representations and warranties made by the Company in its PPP Loan Application were true, correct and complete in all material respects as of the date of such PPP Loan Application and as of the date on which the Company received its PPP Loan.

(c)    As of the date hereof, the amount outstanding under the Company’s PPP Loan is $2,545,205. The Company has not used any portion of its PPP Loan for any purpose that would render any portion of its PPP Loan ineligible for forgiveness under the Paycheck Protection Program under the CARES Act. Since the Company’s application for the PPP Loan, the Company has not (i) made any salary or wage reductions in excess of 25% of compensation for any employee who is a resident of the United States or (ii) terminated the employment of any employee who is a resident of the United States, such that, the termination of such employee will result in a reduction of the amount of the PPP Loan eligible for forgiveness.

Section 4.30.    Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger other than those expressly set forth herein. It is understood any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Subsidiary or any of their representatives, including any materials or information made available in the electronic data room in connection with the Transactions, via confidential information memorandum, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Agreement. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary thereof or their respective businesses, or otherwise in connection with the Merger and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that, except as set forth in the disclosure schedule delivered by Parent to the Company and attached hereto (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Parent Disclosure

Schedule (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to, and shall be deemed to apply to and qualify, any other representation or warranty made in this Article 5 to the extent that it is reasonably apparent on its face without review or other examination of the underlying documents listed therein that such information, item or matter is relevant to such other representation and warranty:

Section 5.01.    Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation and has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not have a Parent Material Adverse Effect. Merger Subsidiary has heretofore delivered to the Company true and complete copies of its articles of incorporation and bylaws as currently in effect.

Section 5.02.    Corporate Authorization. The Parent and Merger Subsidiary have all requisite corporate power and authority and have taken all corporate action necessary to execute, deliver and perform this Agreement and consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. Parent has approved and adopted this Agreement and the Transactions in its capacity as sole stockholder of Merger Subsidiary.

Section 5.03.    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no consent, notice to, permit, approval, Order or authorization of, or action by or in respect of, or registration, declaration or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Michigan Department of Licensing and Regulatory Affairs and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (ii) compliance with any applicable requirements of any Antitrust Laws, (iii) receipt of the CFIUS Approval; (iv) as may be required by any applicable state securities or “blue sky” Laws; (v) the filings, consents, approvals, Orders, registrations and declarations required under the Laws of any foreign country in which Parent or Merger Subsidiary conducts any business or owns any assets and listed on Section 5.03 of the Disclosure Schedule; and (vi) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.04.    Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions do not and will not: (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation, bylaws or other organizational documents of Parent or Merger Subsidiary; (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any applicable Law or Order; or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any material Contract binding upon Parent or Merger Subsidiary other than, in the cases of clauses (ii) and (iii), as would not have a Parent Material Adverse Effect.

Section 5.05.    Proxy Statement. The information that Parent furnishes to the Company in writing specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement is filed with the SEC, first made publicly available to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement.

Section 5.06.    Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

Section 5.07.    Financing.

(a)    Parent has, and will have at the Effective Time, all funds necessary to enable it to (i) make all payments contemplated by this Agreement to be made by Parent or Merger Subsidiary pursuant to Article 2; (ii) repay, prepay or discharge the outstanding indebtedness set forth on Section 6.05 of the Disclosure Schedule; and (iii) pay all fees and expenses in connection with Transactions incurred by Parent or Merger Subsidiary.

(b)    In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Subsidiary or any of their Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Subsidiary hereunder.

Section 5.08.    Capitalization of Merger Subsidiary. As of the date hereof, the authorized share capital of Merger Subsidiary consists of 1,000 shares, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other Transactions.

Section 5.09.    Share Ownership. None of Parent, Merger Subsidiary or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Subsidiary or their respective controlled Affiliates holds any rights to acquire any Shares except pursuant to this Agreement and the transactions contemplated hereby.

Section 5.10.    Management Agreements. Other than this Agreement and the support agreement in the form attached hereto as Exhibit A, as of the date hereof, there are no Contracts between Parent, Merger Subsidiary or any of their respective Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), Transactions or the operations of the Company after the Effective Time.

Section 5.11.    Litigation. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of Parent, threatened, against Parent or Merger Subsidiary or any present or former officer, director or employee of Parent or Merger Subsidiary before any court or arbitrator or before or by any Governmental Entity that seeks to prevent, delay or impede the Transactions. As of the date hereof, neither Parent nor Merger Subsidiary is subject to any Order that would prevent, materially delay or materially impede the consummation of the Transactions.

Section 5.12.    Acknowledgment of Disclaimer of Other Representations and Warranties. Parent and Merger Subsidiary each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and any certificate delivered hereunder, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Subsidiary are not relying on any representation or warranty except for those expressly set forth in this Agreement or any certificate delivered hereunder; (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business, or otherwise in connection with the Merger, other than those representations and warranties set forth in this Agreement or any certificate delivered hereunder; and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Subsidiary or any of their representatives, including any materials or information made available in the electronic data room in connection with the Transactions, via confidential information memorandum, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Agreement. Each of Parent and Merger Subsidiary has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent and Merger Subsidiary has relied on the results of its own independent review and analysis and the covenants, representations and warranties of the Company contained in this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01.    Conduct of the Company. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 10, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Disclosure Schedule, as expressly required by applicable Law (including COVID-19 Measures), or with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to: (i) conduct their business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to (A) preserve intact their assets, technology and goodwill, as well as their business organizations and relationships with third parties (including all customers, suppliers and others having material business dealings with the Company or any Subsidiary of the Company), (B) keep available the services of their present officers and employees and (C) maintain the Owned Real Property and, to the extent required by the Leases, the Leased Real Property in good condition and repair. Without limiting the generality of the foregoing, from the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 10, except as otherwise expressly contemplated by this Agreement, as set forth in Section 6.01 of the Disclosure Schedule, as expressly required by applicable Law (including COVID-19 Measures), or with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause each of its Subsidiaries not to, whether directly or indirectly, do, or agree to do, any of the following:

(a)    (i) make, declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property or any combination thereof) with respect to any shares of capital stock or other securities of, or ownership interest in, the Company or any of its Subsidiaries other than dividends and other distributions paid by any Subsidiary to the Company or any other wholly-owned Subsidiary of the Company or (ii) amend any existing Contract, or enter into any new Contract, relating to the voting or registration of its capital stock other than the extension of the Voting Agreements;

(b)    (i) adjust, split, combine or reclassify any shares of capital stock or other securities of, or ownership interests in, the Company or any of its Subsidiaries or (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(c)    directly or indirectly repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than (i) from holders of Stock Options in full or partial payment of the exercise price or (ii) from holders of Stock Options, Restricted Stock Units or Performance Share Units in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable;

(d)    issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise subject to any Lien, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer or subjection to any Lien of (i) any shares (of any class or series) of its capital stock or other securities of, or ownership interests in, the Company or any of its Subsidiaries or (ii) any Stock Options, Restricted Stock Units, Performance Share Units or other securities convertible into or exercisable or exchangeable for shares of any class or series of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than (A) the exercise of Stock Options outstanding on the date of this Agreement, (B) the settlement of Restricted Stock Units or Performance Share Units, in each case outstanding on the date of this Agreement, or (C) Shares issued pursuant to the Company Stock Purchase Plan for the purchase period ending December 31, 2020 (or June 30, 2021 if the Closing does not occur prior to or on December 31, 2020), or discretionarily accelerate the vesting of any such awards;

(e)    except as otherwise contemplated by this Agreement (i) adopt or implement (A) any amendment to its articles of incorporation or bylaws or other comparable organizational documents or (B) any plan of consolidation, merger or reorganization or (ii) amend the terms of its outstanding securities;

(f)    acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or the assets of, or by any other manner, any Person or division thereof;

(g)    transfer, sell, lease, license, mortgage, otherwise encumber or voluntarily subject to any Lien or otherwise dispose of any of its properties or assets (including the Owned Real Property), except sales of non-real property assets in the ordinary course of business or Liens incurred to secure borrowings to finance the payment of the Company Termination Fee as permitted by subsection (j) below;

(h)    except for the items currently contracted for by the Company and the items contemplated by the Company’s capital expenditure budget, make or agree to make any new capital expenditure in excess of $50,000 individually or $150,000 in the aggregate;

(i)    except for the incurrence of indebtedness for borrowed money under the Company’s existing credit facilities that would result in an aggregate amount outstanding under those existing credit facilities of less than $3,200,000 (or any replacement credit facilities for principal amounts not exceeding those permitted by the existing credit facilities), (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than among the Company and its direct or indirect wholly owned Subsidiaries), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person (other than among the Company and its direct or indirect wholly owned Subsidiaries), except for the execution of leases to finance capital expenditures permitted by Section 6.01(h) or except in the event of a termination of this Agreement to enter into a Superior Proposal in accordance with Section 6.03, for financing the payment of the Company Termination Fee through borrowings from the Person whose Acquisition Proposal resulted in the termination of this Agreement pursuant to Article 10;

(j)    (i) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries or (ii) repurchase, prepay or amend or modify the terms of any indebtedness of the Company or any of its Subsidiaries;

(k)    make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) among the Company and its direct or indirect wholly owned Subsidiaries or (ii) the extension of credit in the ordinary course of business consistent with past practice;

(l)    except as otherwise contemplated by this Agreement, terminate, enter into or adopt any new, or amend or renew any existing, Benefit Plans, or any Collective Agreement, other than as required by any Benefit Plan in effect as of the date hereof or by Law;

(m)    except to the extent required by the terms of written employment agreements as in effect on the date of this Agreement, increase in any manner the compensation (including base salary or wage rate and incentive compensation), severance, termination pay, pension or other fringe benefits or perquisites provided to any of its current or former directors, employees, or Contract Workers, other than annual merit increases set forth in the Company’s fiscal year 2021 operating budget (a copy of which has been provided to Parent), and 401(k) plan matching contributions consistent with past practice;

(n)    (A) enter into any new Contracts of employment or any severance, retention, change in control or similar agreement providing for annual base compensation or consulting compensation in excess of $150,000, or amend any such Contracts, (B) hire an employee or Contract Worker with annual base compensation of $150,000 or more or (C) terminate (other than for cause) any member or the Company’s senior leadership team;

(o)    pay, agree to pay or award any employee bonuses other than those payments based on actual performance for completed performance periods paid in accordance with the terms and conditions and in the amounts of bonus arrangements disclosed in writing to Parent prior to the date of this Agreement, including the Fiscal 2021 Short-Term Incentive Plan, other than spot bonuses in the amounts not to exceed $2,000 to any individual and $20,000 in the aggregate and that are awarded consistent with past practice and paid for by the Company in full prior to the Closing Date;

(p)    adopt any change, other than as required by the SEC, changes in GAAP or applicable Law, in its accounting policies, procedures or practice (or change any annual accounting periods);

(q)    other than in the ordinary course of business, settle or compromise any material income Tax liability requiring a payment in excess of $100,000 individually or in the aggregate;

(r)    except in the ordinary course of business consistent with past practice, make or change any material Tax election;

(s)    (i) encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in or to any Company Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or (ii) disclose or make accessible any Secret Information of the Company or its Subsidiaries to any Person not subject to a valid and enforceable written nondisclosure agreement to protect the confidentiality thereof;

(t)    pay, discharge, settle or satisfy any disputed Proceeding, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the discharge or satisfaction in the ordinary course of business consistent with past practice; provided, however, that, except as set forth in Section 8.05, the discharge or settlement of any disputed Proceeding, disputed liability or other controversy in the amount of less than $100,000 shall in no event be prohibited by the foregoing;

(u)    terminate (other than by expiration in accordance with its terms), cancel, materially amend or agree to any material change in or material waiver under any Material Contract, or enter into any Contract that would constitute a Material Contract if in effect as of the date hereof, except in each case in the ordinary course of business consistent with past practice;

(v)    cancel, terminate or allow to lapse any material insurance policy naming the Company or any Subsidiary as a beneficiary;

(w)    enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Company, any of its Subsidiaries, Parent or its Affiliates, or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(x)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or an otherwise permitted by this Agreement);

(y)    except as otherwise contemplated by Sections 4.17 and 6.06, redeem the Rights or amend or terminate the Rights Agreement, except in connection with any action permitted by Section 6.03(e) or 6.03(f) or as required by any statute, rule, regulation, injunction, Order or decree of any Governmental Entity; or

(z)    enter into, or agree or commit to enter into, any agreement, Contract, commitment or arrangement that if completed would be in contravention of any of the foregoing clauses of this Section 6.01.

Nothing contained in this Agreement is intended to give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervisions of its and its Subsidiaries’ respective operations.

Section 6.02.    Access to Information. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 10 and subject to applicable Law (including COVID-19 Measures) and the Confidentiality Agreement dated as of May 21, 2020 between the Company and Parent (the “Confidentiality Agreement”), the Company shall, and shall cause each Subsidiary and the respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of the Company and its Subsidiaries (collectively, “Company Representatives”) to: (i) upon prior reasonable notice, provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours of the Company to the employees, offices, properties, books and records of the Company and the Subsidiaries; and (ii) promptly furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and personnel data, Contracts, due diligence information and other information as such Persons may reasonably request; provided that any such access shall be conducted at Parent’s expense and in such a manner as not to interfere unreasonably with the normal business or operations of the Company or any of its Subsidiaries. Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent such disclosure (A) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) would reasonably be expected to violate any applicable Law or fiduciary duties or contractual obligations of such party; provided further, that no investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company herein. In any such event, the Company shall use its reasonable best efforts to communicate the applicable information in a way that would not risk waiver of such privilege or protection and that would not violate applicable Law or fiduciary duties, including entering into a joint defense agreement, common interest agreement or similar arrangement.

Section 6.03.    No Solicitation; Other Offers.

(a)    The Company shall not, shall cause its Subsidiaries and its and its Subsidiaries respective officers, directors and employees not to, and shall direct and use reasonable best efforts to cause the Company Representatives not to, directly or indirectly:

(i)    solicit, initiate, propose, induce, or take any action to knowingly facilitate, assist or encourage, any Acquisition Proposal or any offer, proposal, inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal;

(ii)     disclose any information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company to any Person in relation to any Acquisition Proposal or any offer, proposal, inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal;

(iii)    conduct, participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any offer, proposal, inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal (for the avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any Company Representatives from making a communication that does no more than make such Person aware of the restrictions of this Section 6.03);

(iv)    terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar Contract to which the Company or any Subsidiary of the Company is a party;

(v)    approve any transaction under, or any third person becoming an “interested shareholder” under, Section 778 of the MBCA (except a transaction involving Parent, Merger Subsidiary or their respective Affiliates); or

(vi)    enter into, any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting, relating to or that is intended to or is reasonably likely to lead to an Acquisition Proposal (an “Alternative Acquisition Agreement”), or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions, or resolve or agree to take any of the foregoing actions.

Notwithstanding Section 6.03(a)(iv), if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that any failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company shall be permitted on a confidential basis, upon written request by a relevant party to a standstill, confidentiality agreement or similar

Contract to release or waive any standstill obligations solely to the extent necessary to permit the party referred to therein to submit an Acquisition Proposal to the Board of Directors on a confidential basis. The Company shall provide prior written notice to Parent of any waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto, and shall otherwise comply with the provisions of this Section 6.03 with respect to any Acquisition Proposal of or from such party.

(b)    The Company shall, and shall cause its Subsidiaries to, and shall direct the Company Representatives to, cease immediately and cause to be terminated immediately all activities, solicitation, encouragement, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal or any offer, proposal, inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, and, promptly after the execution and delivery of this Agreement, demand the return or destruction of all confidential information provided by or on behalf of the Company or any Subsidiary of the Company to any Person prior to the date hereof.

(c)    Notwithstanding Section 6.03(a), prior to the time the Company Requisite Vote is obtained, the Company may negotiate or otherwise engage in discussions with, furnish nonpublic information to, and terminate, waive, amend or modify any standstill, confidentiality agreement or similar Contract to which the Company or any Subsidiary of the Company is a party with any Person in response to a bona fide, unsolicited written Acquisition Proposal made by such Person following the date hereof that has not been withdrawn if (i) the Board of Directors determines in good faith after consultation with its outside legal counsel and the Company Financial Advisor that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal and (ii) such Person executes a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly provided for informational purposes only to Parent); provided that (A) the Company did not receive such Acquisition Proposal in connection with or as a result of a breach or violation of the terms of this Section 6.03; (B) prior to taking any action under this Section 6.03(c), the Company has provided Parent with the notice described in Section 6.03(d); and (C) contemporaneously with furnishing any information to such Person (or such Person’s representatives), the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Notwithstanding the foregoing, the Board of Directors may only take the actions described in this Section 6.03(c) if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(d)    The Company shall promptly (but in no case later than 36 hours) (i) notify Parent of (A) any Acquisition Proposal, (B) any offer, proposal, inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (C) any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries; (ii) provide Parent with the identity of the Person making such Acquisition Proposal, offer, proposal, inquiry or indication of interest or request; (iii) provide Parent with a copy of any written Acquisition Proposal, offer, proposal, inquiry or indication of interest (or amendments or supplements thereto or any other written communications between the Company and the Person making the Acquisition Proposal or such Person’s representatives) or, if not in writing, a written description of the material terms thereof; (iv) keep Parent reasonably informed of the status of any discussions or negotiations with such a third party and any material changes to the terms and conditions of any such Acquisition Proposal, offer, proposal, offer or indication of interest; and (v) deliver to Parent a copy of any information delivered to such Person that has not previously been delivered by the Company to Parent. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person that prohibits the Company from providing the information described in Section 6.03(c) or this Section 6.03(d) to Parent.

(e)    Except as expressly permitted by Section 6.03(f) and Section 6.03(g), neither the Board of Directors nor any committee thereof shall:

(i)    withhold, withdraw, qualify or modify in a manner adverse to Parent (or publicly propose to withhold, withdraw, qualify or modify) the Company Recommendation;

(ii)    take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Merger;

(iii)    approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal;

(iv)    within ten (10) Business Days of the public announcement of the commencement of a tender offer or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its Subsidiaries, fail to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the 1934 Act recommending that the holders of Common Shares reject such Acquisition Proposal and not tender any Shares into such tender offer or exchange offer;

(v)    approve or recommend, or publicly declare advisable or publicly propose to enter into, or cause the Company to enter into, any Alternative Acquisition Agreement or any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions; or

(vi)    fail to include the Company Recommendation in the Proxy Statement (any action described in the foregoing clauses (i) through this (vi), even if permitted by Section 6.03(f) or Section 6.03(g), being referred to as an “Adverse Recommendation Change”);

(f)    Notwithstanding Section 6.03(e), the Board of Directors may, at any time prior to receipt of the Company Requisite Vote and in response to a bona fide written Superior Proposal received by the Board of Directors after the date of this Agreement that did not arise from a breach of the obligations set forth in this Section 6.03, make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(c)(i) to enter into an Alternative Acquisition Agreement, but only if, prior to taking such action:

(i)    the Company has received an Acquisition Proposal, and the Board of Directors determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that such Acquisition Proposal is a Superior Proposal;

(ii)    the Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(iii)    the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance of such Adverse Recommendation Change or termination of this Agreement (the “Superior Proposal Notice Period”) or its intent to effect such an Adverse Recommendation Change (which notice itself shall not constitute an Adverse Recommendation Change) or to terminate this Agreement to enter into an Alternative Acquisition Agreement implementing such Superior Proposal, which notice shall specify the basis upon which the Board of Directors intends to effect such Adverse Recommendation Change or terminate this Agreement and the material terms and conditions of such Superior Proposal (and the identity of the Person or group making such Superior Proposal), and shall have contemporaneously provided the execution draft of the relevant proposed definitive transaction agreements with the Person making such Superior Proposal and other material documents with respect to such Superior Proposal (including any with respect to the financing thereof); and

(iv)    prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement implementing such Superior Proposal, (A) if requested by Parent, during the Superior Proposal Notice Period, the Company shall have negotiated, and shall have caused the Company Representatives to negotiate, with Parent in good faith to enable Parent to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would cease to constitute a Superior Proposal, and (B) following the end of such Superior Proposal Notice Period, the Board of Directors shall have considered any such adjustments in good faith, and, after consultation with outside legal counsel and the Company Financial Advisor, the Board of Directors shall have determined that, notwithstanding the terms of any such adjustments, such Superior Proposal continues to constitute a Superior Proposal.

In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to Section 6.03(f)(iii) and to comply with the requirements of this Section 6.03(f) with respect to such new written notice (including a new Superior Proposal Notice Period), except the Superior Proposal Notice Period shall be at least two (2) Business Days (rather than the four (4) Business Days contemplated by Section 6.03(f)(iii) above).

(g)    Notwithstanding anything to the contrary set forth in Section 6.03(e), if the Board of Directors determines that an Intervening Event has occurred, the Board of Directors may, at any time prior to receipt of the Company Requisite Vote, make an Adverse Recommendation Change, but only if, prior to taking such action:

(i)    the Board of Directors has determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event, the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law;

(ii)    the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance of such Adverse Recommendation Change (the “Intervening Event Notice Period”) or its intent to effect such an Adverse Recommendation Change (which notice itself shall not constitute an Adverse Recommendation Change), which notice shall specify the details of such Intervening Event and the basis upon which the Board of Directors intends to effect such Adverse Recommendation Change; and

(iii)    prior to effecting such Adverse Recommendation Change, (A) if requested by Parent, during the Intervening Event Notice Period, the Company shall have negotiated, and shall have caused the Company Representatives to negotiate, with Parent in good faith to enable Parent to make such adjustments in the terms and conditions of this Agreement so that an Adverse Recommendation Change is no longer necessary, and (B) following the end of such Intervening Event Notice Period, the Board of Directors shall have considered any such adjustments in good faith, and after consultation with its outside legal counsel and the Company Financial Advisor, the Board of Directors shall have determined that, notwithstanding the terms of any such adjustments, it would continue to be inconsistent with the director’s fiduciary duties to the shareholders of the Company under applicable Law to not effect the Adverse Recommendation Change.

In the event of any changes to the circumstances applicable to the Intervening Event, after the start of the Intervening Event Notice Period, the Company shall be required to deliver a new written notice to Parent pursuant to Section 6.03(g)(ii) and to comply with the requirements of this Section 6.03(g) with respect to such new written notice (including a new Intervening Event Notice Period), except the Intervening Event Notice Period shall be at least two (2) Business Days (rather than the four (4) Business Days contemplated by Section 6.03(g)(ii) above).

(h)    Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9 and 14e-2(a) promulgated under the 1934 Act, or from issuing a “stop, look and listen” statement pursuant to Rule 14d-9(f) pending disclosure of its position thereunder or making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, nothing in this Section 6.03(h) shall be construed to permit the Company to effect any Adverse Recommendation Change other than in accordance with Section 6.03(f) and Section 6.03(g).

Section 6.04.    Proxy Material; Shareholder Meeting.

(a)    The Company shall prepare and file with the SEC, as promptly as practical after the date of this Agreement (and, in any event, within twenty (20) Business Days after the date of this Agreement), the Proxy Statement in preliminary form. Parent, Merger Subsidiary and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Subsidiary will use reasonable best efforts to furnish to the Company the information relating to Parent and Merger Subsidiary required by the 1934 Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Without limiting the foregoing, the Company shall not file the Proxy Statement without first providing Parent a reasonable opportunity to review and propose comments thereon, which comments shall be considered in good faith by the Company. Each of Parent, Merger Subsidiary and the Company agree to correct any information provided by it for use in the Proxy Statement which, to its knowledge, shall have been or become false or misleading. The Company shall cause the Proxy Statement, at the time that it is first filed with the SEC, first published, sent or given to the shareholders of the Company and at the time of the Company Shareholder Meeting, to comply in all material respects with the requirements of the 1934 Act and the regulations and rules promulgated thereunder. The fees and expenses incurred by the Company in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Company.

(b)    The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and provide Parent with copies thereof or, if provided orally, a reasonably detailed description thereof. The Company shall use reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, but not without first providing Parent a reasonable opportunity to review and propose comments thereon, which comments shall be considered in good faith by the Company. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders promptly after the resolution of any comments thereon from the SEC or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement, promptly following such tenth (10th) calendar day. Unless the Board of Directors has made an Adverse Recommendation Change in compliance with this Agreement, the Company Recommendation shall be included in the Proxy Statement.

(c)    The Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Company Shareholder Meeting”) as promptly as reasonably practicable after the definitive Proxy Statement is mailed to the Company’s stockholders (and, in any event, within 30 days of such mailing, but subject to any extension of such date for any adjournment or postponement made pursuant to this Section 6.04(c)). The Company shall not, without the prior written consent of Parent, postpone, recess or adjourn the Company Shareholder Meeting; provided that the Company may postpone, recess or adjourn such meeting without the prior written consent of Parent (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required to be sent by applicable Law or at the request of the SEC or its staff is provided to the Company’s shareholders at least five (5) Business Days in advance of a vote on the adoption of this Agreement in order to give the Company’s shareholders sufficient time to evaluate any information or disclosure contained in such supplement or amendment, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, or (iii) if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting; provided further that the Company Shareholder Meeting shall not be adjourned or postponed pursuant to the foregoing clauses (ii) and (iii) to a date that is later than twenty (20) calendar days after the date on which the Company Shareholder Meeting was originally scheduled without the prior written consent of

Parent. Unless the Board of Directors has made an Adverse Recommendation Change, the Company, acting through its Board of Directors (or a committee thereof), shall use commercially reasonable efforts to obtain the Company Requisite Vote, including to actively solicit proxies necessary to obtain the Company Requisite Vote. The Company shall keep Parent reasonably informed with respect to such solicitation and give Parent written notice one day prior to the Company Shareholders Meeting indicating whether as of such date, sufficient proxies representing the Company Requisite Vote have been obtained. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

Section 6.05.    Treatment of Company Indebtedness. The Company shall, or shall cause its applicable Subsidiaries, to arrange for customary payoff letters in form reasonably acceptable to Parent to be delivered to Parent at least one (1) Business Day prior to the anticipated Closing Date, which letters will set forth (i) the total amount required to be paid at the Effective Time to satisfy in full the repayment of such indebtedness outstanding (the “Payoff Amount”), (ii) the lenders’ obligation to release all liens and other security securing such indebtedness after receiving the Payoff Amount, and (iii) wire transfer instructions for paying the Payoff Amount, and instruments of discharge in form reasonably acceptable to Parent to be delivered at the Effective Time providing for the payoff, discharge and termination as of the Effective Time of the indebtedness set forth on Section 6.05 of the Disclosure Schedule, and shall (i) deliver, or cause its applicable Subsidiaries to deliver, prepayment and termination notices in accordance with the terms of such indebtedness to the holders of such indebtedness (provided that such prepayment and termination notices may be conditional on the occurrence of the closing of the Merger) and (ii) cause the release of all liens and other security securing such indebtedness.

Section 6.06.    Rights Agreement; Takeover Statutes. The Company and the Board of Directors shall take all further action (in addition to that referred to in Section 4.17) necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to this Agreement, the Merger, the Voting Agreements or the Transactions. If any Takeover Statute is or may become applicable to this Agreement, the Merger, the Voting Agreements, or the Transactions, the Company and the Board of Director of the Company shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Merger, the Voting Agreements, and the Transactions, as applicable, and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

Section 6.07.    Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.08.    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the 1934 Act any dispositions of Shares in the Merger by each individual who is subject to the reporting requirements under Section 16(a) of the 1934 Act with respect to the Company immediately prior to the Effective Time.

Section 6.09.    Third-party Consents. Prior to the Effective Time, the Company shall use its reasonable best efforts, upon written request of Parent, to obtain any consents, approvals or waivers of third parties with respect to any Contracts of the Company or any of its Subsidiaries, as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any Contract of the Company or any of its Subsidiaries (including such consents as are necessary such that no third party will obtain additional rights under any such Contract as a result of the consummation of the Transactions) as a result of the execution, performance or consummation of the Transactions, including such consents as are required to be disclosed in the Disclosure Schedule; provided that the Company shall coordinate with Parent and cooperate in determining whether any actions, consents, approvals or waivers should be sought to be obtained from third parties (including under any Material Contract) in connection with consummation of the Transactions and seeking any such actions, consents, approvals or waivers.

Section 6.10.    PPP Loan Forgiveness.

(a)    As soon as practicable following the date hereof, the Company shall file with the PPP Lender a Loan Forgiveness Application and use all reasonable efforts to cause the PPP Lender to as soon as practicable to submit such application with the U.S. Small Business Administration. The Company will provide Parent with the opportunity to review and comment on the Loan Forgiveness Application prior to filing it with the PPP Lender and will consider in good faith all comments reasonably proposed by Parent.

(b)    From the date hereof until the earlier of (x) the termination of this Agreement and (y) the Closing Date, the Company shall not use any portion of the PPP Loan for any purpose or take any action (including any salary or wage reductions or employee terminations) that would render any portion of the PPP Loan ineligible for forgiveness under the Paycheck Protection Program under the CARES Act.

(c)    The Company shall provide the Parent with prompt written notice of any notice received by it from any Governmental Entity of any pending or threatened audit, investigation, inquiry, request for information, or other administrative or judicial proceeding relating to the CARES Act, including the PPP Loan (a “PPP Loan Audit”).

(d)    From the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall defend against and/or cooperate with, as determined by the Company in its reasonable judgment after consultation in good faith with the Parent, any PPP Loan Audit.

(e)    The Company shall use reasonable best efforts to obtain the consent of the PPP Lender as required under its PPP Loan in connection with the Transactions, and the Company shall coordinate and cooperate with Parent in connection with any such consents required in connection with the Transactions. At any time prior to the Closing, with Parent’s prior written consent (such consent not to be unreasonably conditioned or delayed), the Company may pay and satisfy any and all amounts due and outstanding under the PPP Loan and terminate and/or withdraw the Loan Forgiveness Application. In contemplation of but at or reasonably prior to Closing, Parent may require the Company to pay and satisfy any and all amounts due and outstanding under the PPP Loan and terminate and/or withdraw the Loan Forgiveness Application.

Section 6.11.    PIIA. The Company agrees that it shall, and shall cause its Subsidiaries to, cooperate in good faith with Parent and Merger Subsidiary regarding the employees of the Company and its Subsidiaries and matters related to proprietary information and inventions assignment agreements (“PIIA”), including by (i) requiring new employees, consultants and contractors hired or retained by the Company and its Subsidiaries to execute PIIAs on a form reasonably acceptable to Parent, (ii) identifying all current employees, consultants and contractors of the Company and its Subsidiaries subject to an existing PIIA and providing Parent with executed copies of the same and (iii) otherwise developing a plan with Parent to require all current employees, consultants and contractors of the Company and its Subsidiaries to execute, before or after the Effective Time as the Company and Parent may reasonably agree, PIIAs in a form reasonably acceptable to Parent.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01.    Confidentiality. Prior to the Effective Time and after any termination of this Agreement Parent will hold in confidence all documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its Affiliates in connection with the Transactions in accordance with the terms of the Confidentiality Agreement.

Section 7.02.    Obligations of Merger Subsidiary. Subject to the terms and conditions of this Agreement, Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.    Voting of Shares. Parent agrees to vote or cause to be voted all Shares Beneficially Owned by Parent, the Merger Subsidiary or their Affiliates in favor of adoption of this Agreement at the Company Shareholder Meeting.

Section 7.04.    Director and Officer Liability. From and after the Effective Time, Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company and of any Subsidiary of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the same extent such individuals are indemnified as of the date of this Agreement by the Company pursuant to applicable Law and as provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b)    At the Effective Time, the Surviving Corporation shall provide a fully paid officers’ and directors’ liability insurance (including, to the extent currently included in the coverage under or bound in conjunction with the Company’s existing officers’ and directors’ liability insurance policy, employment practices and fiduciary liability coverage) “tail” policy from the Company’s existing insurance carrier (or such other carrier as agreed to by the Company) in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount that are no less favorable than those of such policy in effect on the date hereof and extending for a period of six years from the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 350% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth in Section 7.04(b) of the Disclosure Schedule (the “Maximum Premium”). If such insurance coverage cannot be obtained at a premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(c)    The obligations of the Surviving Corporation under this Section 7.04 shall be joint and several obligations of Parent and the Surviving Corporation.

(d)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.04.

(e)    The rights of each Indemnified Person under this Section 7.04 shall (i) be in addition to any rights such Person may have as of the date of this Agreement under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under the MBCA or any other applicable Laws, (ii) survive consummation of the Merger and be enforceable by each Indemnified Person in accordance with the terms of this Agreement, and (iii) may not be changed as to an Indemnified Person without their consent.

Section 7.05.    Employee Benefits after the Merger.

(a)    For twelve (12) months after the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and its Subsidiaries listed on Schedule 4.22(a) as being located in the United States and who continue to be employed immediately after the Effective Time (the “Continuing Employees”) with compensation (including cash bonus opportunities) and employee benefits (other than equity or equity-based compensation, defined benefit plan benefits, retention or change in control awards and spot bonuses) comparable, in the aggregate, to the compensation and benefits (other than equity or equity-based compensation, defined benefit plan benefits, retention or change in control awards and spot bonuses) provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time. The preceding sentence shall not preclude Parent or the Surviving Corporation or its Subsidiaries at any time following the Effective Time from terminating the employment of any Continuing Employee.

(b)    Parent shall or shall cause the Surviving Corporation to, to the extent permitted by the applicable employee benefit plan, applicable Law and applicable tax qualification requirements and subject to any applicable break in service or similar rules, give each Continuing Employee full credit in respect of his or her employment with the Company or its Subsidiaries prior to the Effective Time for purposes of eligibility, vesting and level of benefits and service under any new employee benefit plans adopted by the Surviving Corporation after the Merger (“Surviving Corporation New Plans”), or any benefit plan maintained by Parent in which the Continuing Employee is permitted to participate (to the extent that the corresponding Benefit Plan provided to the employee immediately prior to the Effective Time gave such credit), except with respect to equity-based compensation, any defined benefit plans or where credit would result in duplication of benefits. Notwithstanding anything to the contrary contained herein, with respect to Parent’s 401(k) plan, such credit shall be limited to vesting and eligibility aspects of such plan and shall not apply to any other aspect of such plan benefits, including non-elected contributions to the plan.

(c)    From and after the Effective Time, Parent shall use reasonable best efforts to, or shall cause the Surviving Corporation to use reasonable best efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent, or any group health plans constituting Surviving Corporation New Plans, in which Continuing Employees are permitted to participate to be waived with respect to the Company employees and their eligible dependents (to the extent such limitations or waiting periods did not apply to the employee under the corresponding Benefit Plan) and (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits under group health plans of Parent or group health plans constituting Surviving Corporation New Plans for expenses incurred prior to the Effective Time under the Benefit Plans.

(d)    Parent and Merger Subsidiary acknowledge that they are not assuming any unvested Stock Options, Restricted Stock Units or Performance Share Units and accordingly all Stock Options, Restricted Stock Units or Performance Share Units shall be treated as set forth in Section 2.04.

(e)    From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, perform all acts and pay all amounts required or due under or with respect to each Benefit Plan set forth in Section 7.05(e) of the Disclosure Schedule, in accordance with the terms and conditions of each such Benefit Plan, as in effect on the date hereof, subject to any amendment or termination of such Benefit Plan that may be required by the terms of such Benefit Plan or applicable Law, permitted by Section 6.01 or agreed to by any Continuing Employee who is covered by such Benefit Plan; provided, however, that the extent to which any amounts or benefits become earned, vested or payable under such Benefit Plans following the Closing Date shall be determined by Parent or the Surviving Corporation in good faith in accordance with such terms and conditions.

(f)    Parent acknowledges and agrees that the consummation of the Transaction will constitute a “change of control” of the Company for the purposes of each Benefit Plan listed on Section 7.05(f) of the Disclosure Schedules.

(g)    Notwithstanding the foregoing, this Section 7.05 shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Section 7.05 shall (i) be treated as an amendment of any particular Benefit Plan; (ii) preclude Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms; (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) retain the employment of any particular employee or (B) maintain any Benefit Plan or Surviving Corporation New Plan or any other particular compensation or benefit plan, program, policy or arrangement; or (iv) create any third-party beneficiary rights for the benefit of any employee of the Company, or any of its Subsidiaries or any beneficiary or dependent thereof, with respect to this Section 7.05.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, Company, Parent and Merger Subsidiary will use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions, including but not limited (i) the obtaining of all necessary permits, waivers, approvals, consents and actions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b)    In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to use reasonable best efforts to make any necessary filings under applicable Antitrust Laws with respect to the Transactions as promptly as practicable and within fifteen (15) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any Governmental Entity under applicable Antitrust Laws in order to consummate the Transactions as soon as practicable.

(c)    As promptly as reasonably practicable following the date of this Agreement, Parent and Company shall use reasonable best efforts to (i) submit a draft joint notice or declaration to CFIUS within fifteen (15) Business Days of the date hereof, and (ii) submit a final joint notice or declaration to CFIUS, each with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended (“DPA”). Each of Parent and the Company shall respond to any request for information from

CFIUS in the timeframe set forth in 31 C.F.R. Part 800 (the “CFIUS Regulations”); provided, however, that either party, after consultation with the other party, may request in good faith an extension of time pursuant to the CFIUS Regulations to respond to CFIUS requests for follow-up information; provided that under no circumstance may a party request any extension that causes CFIUS to reject the voluntary notice or declaration filed by the parties or modifies the time for CFIUS review or investigation. If CFIUS identifies a national security concern that a party determines cannot be resolved through further review by and discussions with CFIUS, either party may notify the other party in writing of the determination and upon mutual agreement of the parties, the parties shall cooperate to withdraw and abandon the Transactions. Following an investigation by CFIUS, if CFIUS requires a mitigation plan that is not acceptable to Parent, Parent may notify the Company in writing that it would like to abandon the Transactions, in which case, the parties shall cooperate to abandon the Transactions.

(d)    Subject to the terms and conditions set forth in this Section 8.01, each of the parties shall promptly respond to and seek to resolve and/or oppose as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions. Subject to the terms and conditions set forth in this Section 8.01, each of the parties, including their respective Subsidiaries and Affiliates, hereto shall use its reasonable best efforts to resolve or oppose such objections, if any, as may be asserted by any Governmental Entity in connection with applicable Antitrust Laws and CFIUS Approval with respect to the Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, decision, judgment, injunction, temporary restraining order or other order in any Proceeding, that would otherwise have the effect of preventing the consummation of the Transactions. Parent shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, for the avoidance of doubt, that nothing in this Section 8.01(d) shall require Parent (or any of its Affiliates) to take or fail to take any action that it is not required under Section 8.01(f).

(e)    In connection with the efforts referenced in this Section 8.01 to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law and the CFIUS Approval, each of Parent and Company shall use all reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any applicable Governmental Entity and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions; (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with any such applicable Governmental Entity or, in connection with any Proceeding by a private party, with any other Person; (iv) unless prohibited by the applicable Governmental Entity or other Person, give the other parties hereto the opportunity to attend and participate in all meetings and conferences with such Governmental Entity or other Person; and (v) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, provide the other party with copies of, and an opportunity to review and comment on all relevant filings, written communications and other documents in connection with such filings, notifications and communications, and consider in good faith all comments reasonably proposed by the party or its legal counsel. In connection with the efforts referenced in this Section 8.01, each of Parent and the Company, through their respective counsel, shall enter into a joint common interest agreement that will protect against compelled disclosure of covered communications between the parties.

(f)    Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Parent or the Company or their respective Affiliates be obligated, and neither the “reasonable best efforts” standard nor any other provision set forth in this Agreement shall be deemed or construed to require, Parent or Company or any of their respective Affiliates (i) to propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, any sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or any of Parent’s or Parent’s Affiliate’s other businesses, assets, products or equity interests now owned or hereafter acquired, (ii) to create, terminate or amend any relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries or Affiliates, (iii) otherwise to take or commit to any action that would limit Parent’s or its Affiliate’s freedom of action with respect to the operation of, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries or Affiliates), (iv) defend, litigate, commence or prosecute any action initiated against or by any (A) Government Entity or (B) Person seeking to enforce relevant competition or antitrust laws; or (v) take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding initiated against or by any (A) Government Entity or (B) Person seeking to enforce relevant competition or antitrust laws. An investigation pursuant to Section 12 of the Austrian Cartel Act is not considered a judicial proceeding for the purpose of this Section 8.01(f).

Section 8.02.    Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement; and (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Transactions.

Section 8.03.    Public Announcements. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Except to the extent required by applicable Law or the rules and regulations of any applicable securities exchange, in which case the party required to provide such disclosure shall use its reasonable best efforts to consult with the other party and give the other party an opportunity to review and comment on (and shall consider in good faith all such comments reasonably proposed by such party) any required disclosure prior to its disclosure, Parent and the Company shall give notice to the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement, and shall not issue any such press release or make any such public statement prior to receiving the consent of the other party authorizing such release or statement (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that these restrictions shall not apply to any Company communications in connection with an Acquisition Proposal or an Adverse Recommendation Change. The parties shall use their reasonable efforts to consult with the other party and give the other party an opportunity to review and comment on (and shall consider in good faith all such comments reasonably proposed by such party) any formal written broad based communications made by the party regarding the Transaction to the party’s employees, customers or suppliers.

Section 8.04.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.    Notification of Certain Matters; Shareholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) any proceeding, suit, hearing, enforcement, audit, claim, investigation, arbitration or action commenced or, to such party’s Knowledge, threatened in writing against such party that relates to this Agreement or the Transactions; (iii) any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; and (iv) any effect, change, event or occurrence that is reasonably likely to result in the failure of any of the conditions set forth in Article 9 to be satisfied. The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement or the Transactions, the Company shall consider in good faith the advice of Parent with respect to such litigation and no settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), except to the extent such settlement is fully covered by the Company’s existing insurance policies or the failure to agree to such settlement would cause such insurance policies to not cover such litigation. Each party shall use reasonable best efforts to defend any legal action brought or threatened to be brought by any Person (other than a Governmental Entity) in order to avoid entry of, or to have vacated, lifted or terminated any Orders, decisions, judgments, writs, injunctions or decrees, that would prevent the consummation of the Transactions from occurring prior to the Outside Date.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.    Conditions to Obligations of Each Party. The respective obligations of the Company, Parent and Merger Subsidiary to effect the Merger are subject to the satisfaction (or to the extent permitted by Law, mutual waiver by the Company, Parent and Merger Subsidiary) at or prior to the Effective Time of each of the following conditions:

(a)    This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

(b)    No provision of any applicable Law or regulation and no judgment, injunction, Order or decree shall prohibit the consummation of the Merger upon the terms contemplated hereby.

(c)    Any applicable waiting period under the Antitrust Laws relating to the Merger shall have expired or been terminated and any approval, clearance, notice or decision approving or not prohibiting the Merger or terminating further investigation of the Merger under the Antitrust Laws relating to the Merger shall have been obtained.

(d)    The CFIUS Approval shall have been obtained.

Section 9.02.    Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of each of the following conditions:

(a)    the representations and warranties of the Company contained in (i) Section 4.05(a) and Section 4.05(b) shall be true and correct in all respects as of the Effective Time as if made at and as of such time (except to the extent that any portion of such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall be true and correct as of such date), except for any inaccuracies that would result in no more than a de minimis increase in the sum of aggregate consideration paid under Article 2, (ii) Section 4.02, Section 4.06 (with respect to the ownership of the companies listed on Schedule 9.02(a) of the Disclosure Schedule) and Section 4.17 shall be true and correct in all material respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or any similar standard or qualification contained therein) as of the Effective Time as if made at and as of such time, and (iii) the representations and warranties of the Company set forth in this Agreement (other than those set forth in clause (i) or clause (ii) but including those portions of Section 4.06 not covered by clause (ii)) shall be true and correct in all respects as of the Effective Time, as if made at and as of such time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representation or warranty to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (without giving effect to any “materiality,” “Company Material Adverse Effect” or any similar standard or qualification contained therein).

(b)    The Company shall have (i) complied in all respects with Sections 6.01(a) through 6.01(e) and (ii) performed and complied in all material respects with its other obligations, covenants or agreements contained in the Agreement required to be performed or complied with at or prior to the Effective Time.

(c)    There shall not have been a Company Material Adverse Effect following the date hereof.

(d)    Parent and Merger Subsidiary shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

Section 9.03.    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct, in each case as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Each of Parent and Merger Subsidiary shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)    The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01.    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)    by mutual written consent of Parent and the Company;

(b)    by either the Company or Parent:

(i)    (A) if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order, decree, ruling or other action shall have become final and nonappealable (including, without limitation, a decision issued or promulgated by CFIUS or the President of the United States that permanently prevents, restrains, enjoins, suspends, makes illegal or otherwise prohibits the consummation of the Merger) or (B) upon the withdrawal and abandonment of the transaction before CFIUS without CFIUS Approval, as permitted by this Agreement or otherwise upon mutual agreement of Parent and the Company; provided that the foregoing shall not apply to a temporary restraining order, other than if issued at the request of a Governmental Entity; or

(ii)    if the Effective Time shall not have occurred on or prior to 5:00 p.m. Michigan local time on June 27, 2021 (the “Outside Date”); provided that the Outside Date shall be automatically extended on a day-to-day basis for each day of any shutdown or closure of any Governmental Entity (including any specific request from any Governmental Entity to delay filings or for additional time to review the Transactions) arising or resulting from COVID-19 or

COVID-19 Measures that would have the effect of delaying or preventing the review of the Transactions or the issuance of clearance or approval from such Governmental Entity to the extent required; provided further, that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to any party whose breach of this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Effective Time to occur on or before the Outside Date; or

(iii)     if the Company Requisite Vote shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof in accordance with this Agreement at which a vote on the approval of this Agreement was taken.

(c)    by the Company:

(i)    if, prior to obtaining the Company Requisite Vote, the Board of Directors, in full compliance with the terms of this Agreement, including Section 6.03, authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that concurrent with and as a condition to such termination, the Company pays to Parent the Company Termination Fee, and any other amounts due pursuant to Section 10.04, in accordance with Section 10.04; provided further, that in the event of such termination the Company concurrently enters into such Alternative Acquisition Agreement; or

(ii)    if, prior to the Effective Time, Parent or Merger Subsidiary shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement and in each case such breach or failure to perform (A) would result in the non-satisfaction of any conditions set forth in Section 9.03(a) or Section 9.03(b), (B) is incapable of being cured by the Outside Date, or if curable, has not been cured in all material respects within fifteen (15) Business Days after receipt of written notice thereof from the Company and (C) would result in a Parent Material Adverse Effect; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if the Company is then in material breach of this Agreement such that any of the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied; or

(d)    by Parent:

(i)    if, prior to the Effective Time, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement and in each case such breach of failure to perform (A) is incapable of being cured by the Outside Date, or if curable, has not been cured in all material respects within fifteen (15) Business Days after receipt of written notice thereof from Parent and (B) would result in the non-satisfaction of any condition set forth in Section 9.02(a) or Section 9.02(b); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if the Parent is then in material breach of this Agreement such that any of the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied; or

(ii)    (A) following an Adverse Recommendation Change, (B) if the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement, (C) if the Company fails to recommend that the shareholders of the Company approve this Agreement in the Proxy Statement or (D) upon any breach by the Company of Section 6.03 or Section 6.04.

Section 10.02.    Notice of Termination. In the event the Company or Parent intends to terminate this Agreement pursuant to this Article 10, the Company or Parent, as applicable, shall give written notice of such termination to the other party in accordance with Section 11.01, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 10.03.    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Subsidiary or the Company, other than the provisions of Section 7.01, this Section 10.03, Section 10.04 and Article 11 (other than Section 11.02); provided that no such termination shall relieve any party from any liability resulting from Actual Fraud or a Willful Breach of this Agreement prior to any termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 10.04.    Payment of Termination Fee.

(a)    The Company shall pay a termination fee in the amount of $2,100,000 (the “Company Termination Fee”) to Parent in the event that:

(i)    the Company terminates this Agreement pursuant to Section 10.01(c)(i); or

(ii)     Parent terminates this Agreement pursuant to Section 10.01(d)(ii); or

(iii)    (A) an Acquisition Proposal shall have been made publicly or announced to the Company or otherwise made to the Board of Directors which Acquisition Proposal has not been withdrawn (publicly, if such Acquisition Proposal was made publicly or announced) prior to termination of this Agreement, (B) this Agreement is terminated pursuant to Section 10.01(b)(ii), Section 10.01(b)(iii) or Section 10.01(d)(i), and (C) within nine (9) months following the date of such termination of this Agreement, the Company shall have entered into any Alternative Acquisition Agreement (which Alternative Acquisition Agreement shall later be consummated whether or not within such nine-month period) or consummated a transaction related to any Acquisition Proposal (whether or not any such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed); provided that for purposes of this Section 10.04(a)(iii) only, all references in the definition of Acquisition Proposal to 20% shall be deemed to be references to 50%. For the avoidance of doubt, if a Person (other than Parent) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination, and within nine (9) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of this Section 10.04(a)(iii).

(b)    The Company shall pay, or cause to be paid, the Company Termination Fee to Parent (A) in the case of Section 10.04(a)(i), concurrent with termination; (B) in the case of Section 10.04(a)(ii), within two (2) Business Days after termination; and (C) in the case of

Section 10.04(a)(iii), within two (2) Business Days after the consummation of the transaction that results in the Company being required to pay the Company Termination Fee under Section 10.04(a)(iii).

(c)    Any payments required to be made pursuant to this Section 10.04 shall be made by wire transfer of same day funds to an account designated by Parent.

(d)    The Company acknowledges and hereby agrees that the provisions of this Section 10.04 are an integral part of the Transactions and that, without such provisions, Parent and Merger Subsidiary would not have entered into this Agreement. If the Company fails to promptly pay an amount due pursuant to Section 10.04, and, in order to obtain such payment, Parent makes a claim or commences a suit that results in a judgment against the Company, the Company shall pay to Parent its costs and expenses (including its reasonable attorney’s fees and expenses) incurred or accrued in connection with such suit or claim, together with interest on the amounts set forth in this Section 10.04 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(e)    Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is entitled to receive the Company Termination Fee from the Company pursuant to Section 10.04(a), the Company Termination Fee shall, subject to Section 10.03 and Section 11.12, be the sole and exclusive remedy of Parent, Merger Subsidiary and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to such termination, or in respect of any representation made or alleged to be have been made in connection with this Agreement, and upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

(f)    Except as set forth in this Section 10.04, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. For the avoidance of doubt, Parent shall pay all filing fees incurred in connection with clearance of the Transactions under the Antitrust Laws and the CFIUS Approval.

ARTICLE 11

MISCELLANEOUS

Section 11.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given if delivered personally, by email (which is confirmed by the recipient thereof) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses, if to Parent or Merger Subsidiary, to:

Atlas Copco North America LLC

6 Century Drive, Suite 310

Parsippany, NJ 07054

Email: aaron.prato@atlascopco.com

Attention: President

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019-6131

Email:      donald.kilpatrick@pillsburylaw.com

                 stephen.amdur@pillsburylaw.com

Attention: Donald G. Kilpatrick, Esq.

                 Stephen B. Amdur, Esq.

if to the Company, to:

Perceptron, Inc.

47827 Halyard Drive

Plymouth, MI 48170

Email: jfreeland@perceptron.com

Attention: Jay W. Freeland

With a copy (which shall not constitute notice) to:

Dykema Gossett PLLC

400 Renaissance Center

Detroit, Michigan 48243

Email: tvaughn@dykema.com

Attention: Thomas S. Vaughn, Esq.

or such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02.    Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements contained herein that by their terms expressly apply or are to be performed in whole or in part after the Effective Time, including Section 7.04 and Section 7.05.

Section 11.03.    Amendments; No Waivers; Remedies.

(a)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the Company Requisite Vote, no amendment shall be made that by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the shareholders of the Company without obtaining such further approval.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)    Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 11.04.    Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.05.    Governing Law. This Agreement and any action (whether at law, in contract or in tort) that ay directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Michigan (regardless of the Laws that might be applicable under principles of conflicts of law).

Section 11.06.    Jurisdiction. Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the courts of the State of Michigan sitting in Wayne County or the U.S. District Court for the Eastern District of Michigan if such court has jurisdiction, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party by notice as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08.    Counterparts; Third Party Beneficiaries.

(a)    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder, including any right to rely upon the representations and warranties set forth herein, upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 7.04; (ii) solely if the Effective Time occurs, for the rights of the holders of Shares to receive the Merger Consideration to which they are entitled to receive in accordance with Article 2; and (iii) for the right of the holders of Stock Options, Restricted Stock Units and Performance Share Units to receive the payments contemplated by Section 2.04 (and such parties are intended to benefit from and shall be entitled to enforce such rights).

Section 11.09.    Entire Agreement. This Agreement (including any exhibits, schedules or annexes hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.10.     Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this

Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “any” means “any and all”. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Disclosure Schedules.

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.11.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.12.    Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to this Agreement may be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy at law or in equity, and the parties to this Agreement shall not be required to prove actual damages and hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not assert that a remedy of specific performance is unenforceable or invalid or otherwise oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PERCEPTRON, INC.
By:	/s/ Jay W. Freeland
Name:	Jay W. Freeland
Title:	Chairman of the Board and Interim President and Chief Executive Officer

ATLAS COPCO NORTH AMERICA LLC

By:	/s/ Aaron Prato
Name:	Aaron Prato
Title:	President

ODYSSEY ACQUISITION CORP.

By:	/s/ Aaron Prato
Name:	Aaron Prato
Title:	President